UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Southern Copper Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 17, 2026

Dear Stockholder:

We are pleased to invite you to our 2026 Annual Meeting of Shareholders, which will be held virtually on May 29, 2026, at 9:00 A.M. Mexico City time (the “Annual Meeting”).

In Memory of Oscar Gonzalez Rocha

Before sharing the details of our upcoming meeting, we must pause to recognize a profound loss for the Southern Copper Corporation family. On April 13, 2026, we announced the unexpected passing of our former President and CEO, Oscar Gonzalez Rocha. Over his distinguished 50-year career, Oscar was the cornerstone of our company's growth, guiding us with his vision, leadership, and unwavering commitment. Throughout his tenure as Chief Executive Officer, he established a legacy of operational excellence that was instrumental in positioning our company as a leader both in Mexico and worldwide. We are deeply grateful for his many significant contributions to our company. This event triggered our succession plan to maintain continuity of management. The Board of Directors and management team evaluated the company’s options and have appointed Mr. Leonardo Contreras Lerdo de Tejada as Interim Chief Executive Officer.

Our Virtual Annual Meeting

Pursuant to the Securities and Exchange Commission rules, we are furnishing our proxy materials to stockholders via the internet. This approach allows us to deliver essential information while reducing costs and minimizing our environmental impact. While we will not meet in person, we have structured the virtual event to ensure you have the same rights and opportunities to participate as you would at a physical meeting. Through our online tools, you will be able to attend and participate in the meeting online, vote your shares electronically and submit questions both before and during the event.

How to Participate

You are eligible to participate if you were a stockholder at the close of business on the record date of April 2, 2026, or if you hold a valid legal proxy for the meeting from your bank, broker, or nominee. Attendance is limited strictly to stockholders or holders of a valid legal proxy. To access the Annual Meeting website, you will need the 16-digit control number found on your proxy card, voting instruction form, or notice.

Your Vote Matters

Your vote is incredibly important to us. We strongly encourage you to vote your shares promptly, whether or not you plan to attend the virtual meeting. You do not need to attend to make your vote count. You may submit your proxy and voting instructions via the internet by following the directions on the Annual Meeting website. Alternatively, if you received paper materials, simply sign, date, and return your proxy or voting instruction card in the prepaid envelope provided.

The accompanying Annual Meeting Notice and the Proxy Statement provide specific information about the Annual Meeting and explain the various proposals, the Director nominees, accessing the virtual meeting and voting your shares. Please read these materials carefully. We sincerely appreciate your continued confidence in Southern Copper Corporation and look forward to your virtual attendance on May 29, 2026.

Sincerely,

Germán Larrea Mota-Velasco

Chairman of the Board of Directors

Chairman of the Board of Directors

7310 North 16th Street	Avenida Caminos del Inca No. 171,	Edificio Parque Reforma,
Suite 135,	Chacarilla del Estanque,	Campos Eliseos No. 400, 12th Floor,
Phoenix, AZ 85020	Santiago de Surco,	Col. Lomas de Chapultepec,
USA	C.P. 15038, Peru	Delegacion Miguel Hidalgo
TEL: +(602) 264-1375	TEL: +(511) 512-0440, ext. 3442	Mexico City, C.P. 11000, Mexico
TEL: +(52-55) 1103-5320

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2026

To the Stockholders of Southern Copper Corporation:

The annual meeting of stockholders of Southern Copper Corporation will be held on May 29, 2026, at 9:00 A.M., Mexico City time (the “Annual Meeting”), and on any adjournment thereof. This year’s meeting will be held via a live audio webcast. There is no physical location for the Annual Meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/SCCO2026. The purpose of the Annual Meeting of stockholders of Southern Copper Corporation is:

(1)	To elect our eight directors, who will serve until the 2027 annual meeting;
(2)	To ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2026;
(3)	To provide stockholders the opportunity to cast a non-binding advisory vote on our executive compensation;
(4)	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 2, 2026, will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting. A list of these stockholders will be made available electronically at: www.virtualshareholdermeeting.com/SCCO2026.

REVIEW THE PROXY STATEMENT AND VOTE ELECTRONICALLY BY VISITING: www.virtualshareholdermeeting.com/SCCO2026. YOU MAY ALSO VOTE BY MAIL BY signing, dating, and returning the enclosed proxy card in the envelope provided. You may also vote by attending the Annual Meeting virtually.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report. The Proxy Statement, proxy card and Annual Report on Form 10-K are available at www.proxyvote.com. If you wish to attend the virtual meeting and vote your shares visit www.virtualshareholdermeeting.com/SCCO2026.

By order of the Board of Directors,
Jorge Lazalde
Secretary

Phoenix, Arizona, April 17, 2026

Your Vote is Important

Vote Online or

Mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Southern Copper Corporation (“SCC,” “us,” “our,” or the “Company”), 7310 North 16th Street, Suite 135, Phoenix, AZ 85020, USA; Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, C.P. 15038, Peru; and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegacion Miguel Hidalgo, Mexico City, C.P. 11000 Mexico, of the proxies of all holders of SCC’s common stock (the “Common Stockholders” or “you”) to vote at the Annual Meeting to be held on May 29, 2026 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be conducted exclusively by webcast. No physical meeting will be held. On or about April 17, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of April 2, 2026 (the “Record Date”), and we posted our proxy materials on the website www.proxyvote.com.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please submit your proxy and voting instructions online or complete, sign, date and return a proxy card as soon as possible. We encourage stockholders to vote and submit their proxies in advance of the meeting, either via the internet or by mail to prevent processing delays. Your cooperation is appreciated.

As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials on or before May 15, 2026. In addition, the Notice and website provide information regarding how you may request to receive proxy materials on an ongoing basis, in print form by mail, or electronically by email. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the meeting. To attend the annual meeting, cast your vote, and submit questions, please visit www.virtualshareholdermeeting.com/SCCO2026 and enter your 16-digit control number to access the meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the email sending you the Proxy Statement. Live questions may be submitted online beginning shortly before the start of the Annual Meeting through www.virtualshareholdermeeting.com/SCCO2026.

If you are not a stockholder of record but own shares through an intermediary, such as a bank or broker, you may need to provide proof of ownership. This could include your most recent account statement dated as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. Failure to comply with these requirements will result in denial of access to the virtual Annual Meeting. We encourage you to access the meeting prior to the start time to leave ample time to check in. The virtual meeting will begin promptly at 9:00 A.M. Mexico City time.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the Annual Meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, provided in such proxy. If we receive a signed proxy with no voting instructions, such shares will be voted for the proposal to elect directors, for the proposal to ratify the selection by the Audit Committee of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited (“DTT”), as our independent accountants for the calendar year 2026, and for the approval of our executive compensation as described in this proxy statement. Any proxy may be revoked at any time prior to its exercise thereof (i) by sending written notice to our Secretary, (ii) submitting a written ballot at the virtual meeting, or (iii) delivering a proxy card bearing a later date. If your shares are held in street name, you must contact your broker to revoke your proxy.

Our outstanding shares consist of common stock, par value $0.01 per share (the “Common Stock”). At the close of business on the Record Date, we had 826,065,041 shares of Common Stock outstanding and entitled to vote at our Annual Meeting.

Unless stated otherwise, references herein to “dollars” or “$” are to U.S. dollars; references to “S/” are to Peruvian soles; and references to “peso”, “pesos”, or “Ps.” are to Mexican pesos.

VOTING SECURITIES

Our Amended and Restated Certificate of Incorporation (the “Certificate”) provides that the number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 22, 2026, fixed the number of directors at nine. Due to the passing of Mr. Oscar Gonzalez Rocha, there are eight nominees to the Board of Directors. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the Record Date entitled to one vote at the Annual Meeting.

A plurality of the votes cast by you is required for the election of the eight directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” or “Withheld” from any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a “non-routine” proposal because the broker has not received voting instructions on that matter from the beneficial owner. The rules of the New York Stock Exchange (“NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. Pursuant to such rules, the election of directors is not considered a “routine” matter. Therefore, beneficial owners that hold their shares in “street name” will have to give voting instructions to their brokers in order for a broker to vote on such proposal. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard in the election of directors. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means, at the meeting by the holders of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions are counted for quorum purposes. Abstentions are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement. Because the ratification of the appointment of independent accountants is considered a “routine” matter, and brokers have discretionary authority to vote on this matter without any instructions from the beneficial owners, we do not expect any broker non-votes in connection with this proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means, at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the advisory vote on executive compensation described in this proxy statement. Such advisory vote on executive compensation is non-binding; however, the Compensation Committee and the Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” this proposal. Pursuant to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the NYSE rules, brokers are prohibited from voting uninstructed shares on executive compensation matters, including on the non-binding advisory vote on executive compensation and the frequency of future advisory votes on executive compensation discussed in this proxy statement. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder’s proxy to vote shares of Common Stock will include the number of shares held for him/her by Computershare, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

The rules of the Securities and Exchange Commission (“SEC”) permit us to deliver a single notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one

Notice or set of Annual Meeting materials to multiple stockholders requesting the printed proxy material and who share an address, unless we receive contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Quorum

Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

ELECTION OF DIRECTORS

Eight nominees are proposed for election by you at the Annual Meeting. The nominees to be voted on by you are Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo, Enrique Castillo Sánchez Mejorada, Leonardo Contreras Lerdo de Tejada, Germán Larrea Mota-Velasco, Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán and Jose Pedro Valenzuela Rionda. All of the nominees are currently serving as directors of the Company.

Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors. The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a “Special Designee”), and Leonardo Contreras Lerdo de Tejada (the “Board Designee”), has nominated Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada, and Carlos Ruiz Sacristán as special independent directors. The Board of Directors at its meeting held on January 22, 2026, endorsed the selection of special independent directors made by the Special Nominating Committee, and also selected Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo and Jose Pedro Valenzuela Rionda as our fourth, fifth and sixth independent directors. For further information, please see the section on “Special Independent Directors/Special Nominating Committee.”

The Board of Directors considers and recruits candidates from all sources, including nominations recommended by stockholders, to fill the positions on the Board of Directors taking into account the Board of Directors’ current composition and core competencies, and the needs of the Board as a whole. The composition, skills and needs of the Board of Directors change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. Recommendations for director nominees should be sent in writing to our Secretary (see “Proposals and Nominations of Stockholders” below). The Board of Directors applies selection criteria for Board membership that require that Board members possess, among other personal characteristics, integrity and accountability, high ethical standards, financial literacy for the members serving on the Audit Committee, high performance standards and business competency, informed judgment, mature confidence, an open mind, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement. Additionally, special independent directors must satisfy the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed). The Board of Directors applies the same selection criteria for the evaluation of candidates from all sources.

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to rapidly changing market conditions, a host of core competencies need to be represented on the Board. The Board possesses the required Board core competencies, with each member contributing knowledge, experience and skills in one or more areas, including accounting and finance, management, business judgment, industry knowledge, international markets, leadership, strategy and vision, and crisis response.

The Board of Directors also considers inclusivity in identifying candidates to fill positions on the Board. We believe that our current Board is diversified as it includes individuals from different professional backgrounds, with different viewpoints, professional experience, education, skills, and other individual qualities and attributes that augment the talents of management to operate the business of the Company and accomplish the primary goal of maximizing stockholder value, while observing ethical standards and adhering to the laws of the jurisdictions wherein it operates.

Our Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the Board’s current policy on inclusivity continues to be optimal for SCC and its stockholders.

Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies in the enclosed form received by us will be voted by us, unless authority is withheld, for the election of the nominees named below. If any nominee should be unavailable for election, such proxies will be voted by us for another individual chosen by the Board of Directors as a substitute for the unavailable nominee. If, however, any other matter properly comes before the Annual Meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

NOMINEES FOR ELECTION AS DIRECTORS

The following eight individuals have been nominated for election to the Board of Directors.

Germán Larrea Mota-Velasco
Director & Chairman of the Board	Director since:	1999
Age: 72	Committees:	Corporate Governance, Compensation and
Career Highlights:		Executive Committees

Mr. German Larrea has been Chairman of the Board of Directors since December 1999 and was Chief Executive Officer from December 1999 to October 2004. He has been Chairman of the board of directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. (“Grupo Mexico”) (holding) since 1994. Mr. Larrea has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Ferroviario Mexicano, S.A. de C.V. (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (“EIM”) (holding) and Fondo Inmobiliario (real estate company), since 1992. Mr. Larrea presides over every Board meeting and since 1999 has been contributing to the Company his education, his leadership skills, industry knowledge, strategic vision, informed judgment and over 20 years of business experience, especially in the mining sector. As Chairman and Chief Executive Officer of Grupo Mexico, of Grupo Ferroviario Mexicano, S.A. de C.V. and of EIM, a holding company engaged in a variety of business, including mining, construction, railways, real estate, and drilling, he brings to the Company a valuable mix of business experience in different industries.

Vicente Ariztegui Andreve
Independent Director	Director since:	2018
Age: 72	Committees:	Audit, Sustainability and Executive Committees
Career Highlights:

Mr. Ariztegui Andreve is the Managing Director and Chairman of Aonia Holding, a privately owned private investment firm he founded in 1989. Aonia has made investments across various industries including gold mining, global commodity trading, retail (e.g., duty-free shops), infrastructure (e.g. airport terminal operation), asset management and real estate. Over the last five years, Mr. Ariztegui has continued to invest in private entities. From 1979 to 1987, Mr. Ariztegui Andreve worked as a Corporate Banker and Vice President of International Operations and Trade Finance at Citibank, based in New York and Mexico City. He later founded MK Metal Trading, a global trading company specializing in metals and minerals, including copper, zinc, lead, gold and silver concentrates. He served as President and CEO of MK Metal Trading until 2012, when sold the company after 18 years of a successful operation to Ocean Partners Holdings Limited, a larger global trader. Currently, Mr. Ariztegui Andreve serves on the Board of Directors of several private companies, including InverCap Holding (pension fund manager), Alvamex (international storage and logistics). He is a former director of several prominent organizations such as Dufry AG (leading global airport duty free retailer), Latin American Airport Holdings (airport infrastructure and terminal operator), Satelites Mexicanos (SATMEX satellite operator in Mexico), Banco Mexicano (banking), Grupo Financiero Inverlat (financial services), Minera Santa Gertrudis (gold mining), University Club of Mexico, Club de Golf Chapultepec. In the past five years, Mr. Ariztegui has not served as a director of any U.S. public company. Mr. Ariztegui Andreve became a member of the Audit Committee on July 22, 2021, and was appointed founding Chairman of the Sustainability Committee on July 21, 2022. He is one of the Company’s Audit Committee Financial Experts, as defined by the SEC. His qualifications include an MBA from the Wharton School of the University of Pennsylvania in Pennsylvania combined with extensive experience in finance (including his tenure at Citibank), as well as expertise in mining, and commercial industries. He also brings valuable leadership experience to the Board from his roles as a director in various other companies.

Javier Arrigunaga Gomez del Campo
Independent Director	Director since:	2024
Age: 62	Committees:	None
Career Highlights:

Mr. Javier Arrigunaga Gomez del Campo is our fifth independent director. He is the managing director of Xokan S.C., a financial advisory firm, since 2014 and Chairman of the Board of Grupo Aeromexico S.A. de C.V. since 2007. He was Chairman of Aeromexico’s Restructuring Committee through its successful Chapter 11 process during the Covid-19. He is also a director and Chairman of the Audit Committee of El Puerto de Liverpool S.A. de C.V., Mexico’s largest department store since 2019 and a director and Chairman of the Nominations and Compensation Committee of Gentera S.A.B. de C.V., the largest microfinance bank of Latin America since 2015. Additionally, he serves on the Board of Directors of Kuo S.A.B. de C.V. (Grupo DESC), an industrial Mexican conglomerate since 2015; Mr. Arrigunaga is member of the technical committee of Casa de Bolsa GBM S.A. de C.V., a leading brokerage house in Mexico, since 2021. He is a member of the governing board of the Universidad lberoamericana A.C., his Alma Mater (UIAC) since 2012. Mr. Arrigunaga is on the advisory board of two philanthropies: Fundacion Haciendas del Mundo Maya, a foundation that fosters human and community development in the Yucatan Peninsula since 2018 and La Vaca lndependiente, an organization devoted to education and environmental conservation since 2018.

Mr. Arrigunaga was also the Chairman of the Mexican Bankers Association from 2013 to 2014. He was the Chief Executive Officer of Citi Banamex from 2010 to 2014, where he also held several senior positions since 2002. He was a member of the Citigroup Management Committee from 2011 to 2014. Before joining Citi Banamex, Mr. Arrigunaga was the Mexican ambassador to the OECD in Paris, France. Prior to his time in the OECD, he had a 15-year-long career at the Mexican Central Bank where he held different positions, including head of regulations and general counsel. Additionally, he has served on the Board of Directors of the Mexican Stock Exchange from 2008 to 2010, Grupo Financiero Banamex S.A. de C.V. from 2010 to 2014, Casa de Bolsa Accival S.A. de C.V. from 2010 to 2014 and, the Mexican Banking and Securities Commission from 1993 to 1997. Mr. Arrigunaga holds a law degree from the Universidad Iberoamericana in Mexico City, Mexico and a Master of Laws (LLM) specialized in Corporate Law and Finance from Columbia University in New York, New York. He obtained a Corporate Director Certificate from Harvard Business School in 2024. Mr. Arrigunaga brings to the Board of Directors his informed judgment and his vast experience in business in the financial sector and his diversified business experience gained through his participation as a director of other companies.

*Mr. Arrigunaga will not stand for reelection to the Board of Dine S.A.B. de C.V. on April 2026.

Enrique Castillo Sánchez Mejorada
Independent Director	Director since:	2010
Age: 69	Committees:	Audit, Sustainability and Compensation Committees
Career Highlights:

Mr. Castillo Sánchez Mejorada is our fourth independent director. From May 2013 to December 2020, Mr. Castillo Sánchez Mejorada was Senior Partner of Ventura Capital Privado, S.A. de C.V. (Mexican financial company). From October 2013 to April 2021, he was Chairman of the board of directors of Maxcom Telecomunicaciones, S.A.B. de C.V. (Mexican telecommunications company). From April 2011 to May 2013, Mr. Castillo Sánchez Mejorada was a senior advisor at Grupo Financiero Banorte, S.A.B. de C.V. (“GF Norte”) a financial holding institution that controls a bank, a broker dealer and other financial institutions in Mexico. From October 2000 to March 2011, Mr. Castillo Sánchez Mejorada was the Chairman of the board of directors and Chief Executive Officer of Ixe Grupo Financiero, S.A.B. de C.V., a Mexican financial holding company that merged into GF Norte in April 2011. In addition, from March 2007 to March 2009, Mr. Castillo Sánchez Mejorada was the President of the Mexican Banking Association (Asociación de Bancos de México). Until April 2025, Mr. Castillo Sanchez Mejorada was an independent Board member of Grupo Financiero Banamex and Banco Nacional de Mexico, one of the largest banks in Mexico, where he served as a member of the Social Practices Committee, Human Capital Committee and Audit Committee. He currently serves as an independent director on the board of directors of (i) Grupo Herdez, S.A.B. de C.V., a Mexican holding company for the manufacture, sale and distribution of food products; (ii) Sigma Foods, S.A.B. de C.V., a Mexico-based holding company that, through its subsidiaries, is engaged food processing sectors. Mr. Castillo Sanchez Mejorada also serves as a member of the Audit Committee and Social Practices Committee; (iii) Alpek, S.A.B. de C.V., petrochemical company with operations in the Americas, Europe and Middle East as a member of the Audit Committee; (iv) Medica Sur, S.A.B. de C.V., a Mexico-based company engaged in the hospital business; (v) Laboratorios Sanfer, S.A. de C.V., one of the leading companies in the Mexican pharmaceutical market; (vi) Flo Networks, a telecommunications company that operates in the United States and Mexico and (vii) CNP Assurance, is a leading personal insurance company in France, Europe, and Brazil. He is also a Senior Advisor for General Atlantic in Mexico, a private equity firm based out of New York. Mr. Castillo Sánchez Mejorada holds a Bachelor’s degree in Business Administration from the Anáhuac University, in Mexico City, Mexico.

Leonardo Contreras Lerdo de Tejada
Director & Interim Chief Executive Officer	Director since:	2021
Age: 40	Committees:	Corporate Governance, Special Nominating,
Career Highlights:		Executive and Compensation Committees

Leonardo Contreras Lerdo de Tejada has been a director of the Company since May 2021. He joined Americas Mining Corporation on September 10, 2018. He was appointed President of ASARCO in January 2019, Director for Commercial and Supply Chain of Americas Mining Corporation in August 2019, President of IMMSA, a subsidiary of the Company that integrates the underground operations, in August 2020 and CFO of Americas Mining Corporation in January 2022 and General Director of Americas Mining Corporation in April 2024. Mr. Contreras Lerdo de Tejada has more than 10 years of experience in private equity, investment banking, and entrepreneurship. Prior to joining AMC, Mr. Leonardo Contreras Lerdo de Tejada founded and worked at Murano Capital in September 2015, a private investment vehicle. Mr. Contreras Lerdo de Tejada holds a BS in Industrial Engineering from Universidad Anahuac in Mexico City and earned an MBA degree from the University of Chicago Booth School of Business. Mr. Contreras Lerdo de Tejada is the son-in-law of Mr. German Larrea Mota-Velasco. Mr. Leonardo Contreras Lerdo de Tejada contributes to the Company his expertise in operations, human capital and finance, drawing from over 10 years of experience in private equity, investment banking and entrepreneurship.

Luis Miguel Palomino Bonilla
Independent Director	Director since:	2004
Age: 66	Committees:	Audit, Special Nominating and Sustainability Committees
Career Highlights:

Dr. Palomino is the President of the Peruvian Economics Institute (a think tank) since April of 2022, after having served as Director, Consultant and Chief Executive Officer since April 2009. He is also a director of the Masters in Finance Program at the Pacific University (Universidad del Pacifico) in Lima, Peru since July 2009 and an Associate of the Franklin Delano Roosevelt Institute since December 2022 to date. Dr. Palomino is a member of the board of directors of Laboratorios Portugal (medical care products manufacturer) since September 2017, a member of the board of directors of Summa Capital, S.A. (corporate consulting firm) since April 2014, and was a director of Mall Aventura, S.A., from March 2021 to March 2023. Dr. Palomino was a member of the board of directors and Vice-chairman of the Central Bank of Peru (Banco Central de Reserva del Peru) from September 2016 to October 2021. He was the Chairman of the board of directors of Aventura Plaza, S.A. (commercial real estate developer and operator) from January 2008 to June 2016, Partner of Profit Consultoria e Inversiones (a financial consulting firm) from July 2007 to July 2016, and a member of the board of directors and chairman of the audit committee of the Bolsa de Valores de Lima (Lima Stock Exchange) from March 2013 to July 2016. Dr. Palomino was Principal and Senior Consultant of Proconsulta International (financial consulting) from September 2003 to June 2007. He was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor, and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania and graduated from the Economics Program of the Pacific University (Universidad del Pacifico) in Lima, Peru. Dr. Palomino is a member of our Audit Committee and a special independent director nominee. He is also one of our “Audit Committee Financial Experts,” as the term is defined by the SEC. Dr. Palomino contributes to the Company his education in economics and finance, acquired from extensive academic studies, including a PhD in Finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania, his expertise, his wise counsel, and his extensive business experience gained from his past and current activities from serving as a financial analyst, including of the mining sectors in Mexico and Peru.

Carlos Ruiz Sacristán
Independent Director	Director since:	2004
Age: 76	Committees:	Special Nominating and Executive Committees
Career Highlights:

Mr. Ruiz Sacristán has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects since 2001 and from January 2022 to December 2024, was a strategic advisor to Sempra Infrastructure, an operating subsidiary of Sempra Energy. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communications and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the board of directors of the Mexican-owned companies in the sector, and member of the board of directors of development banks. He was also the Chairman of the board of directors of Asarco LLC. Mr. Ruiz Sacristán was Chairman of the board of directors and Executive President of IEnova, the Mexican operating subsidiary of Sempra Energy from September 2020 to November 2021. Mr. Ruiz Sacristán was Chief Executive Officer of Sempra North American Infrastructure Group from 2018 until September 2020. Prior to this appointment, Mr. Ruiz Sacristán was Chairman and Chief Executive Officer of IEnova from 2012 to 2018 and a member of the board of directors of Sempra Energy from 2007 to 2012. He is a member of the boards of directors of Constructora y Perforadora Latina, S.A. de C.V. (Mexican geothermal exploration and drilling company), Banco Ve Por Mas, S.A. (Mexican bank), and Byline Bancorp. Mr. Ruiz Sacristán holds a Bachelor’s Degree in Business Administration from the Anáhuac University in Mexico City, Mexico, and a Masters degree in Business Administration from Northwestern University in Chicago, Illinois. Mr. Ruiz Sacristán is one of our special independent director nominees. Mr. Ruiz Sacristán contributes to the Company his extensive business studies, including a Masters degree in Business Administration from Northwestern University in Chicago, Illinois, his investment banking experience and his broad business experience as a former Chief Executive Officer of PEMEX (Mexican oil company), combined with his distinguished career in the Mexican government as a former Secretary of  Communications and Transport of Mexico and as a director of Mexican-owned enterprises and financial institutions. Mr. Ruiz Sacristán also brings to the Board of Directors his informed judgment and his diversified business experience gained from serving on the board of directors and of the audit, and environmental and technology committees of Sempra Energy, a Fortune 500 energy service company, based in San Diego, California, as the former Chairman of Asarco LLC, and as the Chief Executive Officer of IEnova.

Jose Pedro Valenzuela Rionda
Independent Director	Director since:	2024
Age: 59	Committees:	None
Career Highlights:

Mr. Jose Pedro Valenzuela is the Managing Partner of AB Capita, S.C., a Financial Advisory firm since November 2021. He also acts as a Director of Continental II Trust Investment, participating in investment decisions and overseeing financial reports. Mr. Valenzuela has been a member of the board of directors of Corporacion Actinver, S.A.B. de C.V., a publicly traded financial institution, since 1996, and Alterna Asesoria Internacional, another publicly financial entity, since 2021. Throughout his tenure, Mr. Valenzuela has contributed significantly to various areas and committees within the Actinver Group. His notable roles include President of the Credit Committee and overseer of the Risk Committee at Banco Actinver. President at Actinver Securities (Broker-Dealer), Chief Financial Officer (CFO) and Chief Operations Officer (COO) at Corporación Actinver (Holding), CEO at Actinver Casa de Bolsa (Brokerage House) and CEO at Operadora Actinver (Asset Management). From 1992 to 1998, Mr. Valenzuela gained extensive international experience in New York, managing and developing projects at Bancomer Securities, Inverlat International, and Bursamex International. As President of Bursamex International and Actinver Securities he was responsible for overseeing the entire operation. In addition, Mr. Valenzuela has been actively involved in other industries, serving as a board member at Grupo Sports World, a publicly traded wellness & entertainment company, from 2014 to 2022, and at SARE Holding, a publicly traded housing-focused firm, for over two years.

Mr. Valenzuela holds a degree in Business Administration from the Universidad Iberoamericana in Mexico City, Mexico and a Postgraduate degree in Finance from the Tecnológico de Monterrey in Monterey, Mexico. Additionally, he holds multiple certifications from the Financial Industry Regulatory Authority (FINRA): a Series 24 General Securities Principal; a Series 7 General Securities Representative; and a Series 63 Uniform Securities and Figure 3 Investment Strategies Advisor from the Mexican Association of Stock Market Institutions (AMIB). Mr. Valenzuela is the nephew by marriage of Mr. German Larrea Mota-Velasco

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2025, beneficial owners of more than five percent of our outstanding Common Stock.

	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
	as of 2026 proxy
Americas Mining Corporation, 7310 North 16th St, Suite 135 Phoenix, AZ 85020(a)(a)	728,272,152	88.9%
(a)	As reported in Amendment No. 16 to the Schedule 13D filed with the SEC by Grupo Mexico and AMC on October 31, 2011, and as updated by subsequent reports of the holding companies. AMC and Grupo Mexico share the power to dispose and vote the shares of our Common Stock. AMC is wholly owned by Grupo Mexico.

SECURITY OWNERSHIP OF MANAGEMENT

The information set forth below as to the shares of our Common Stock beneficially owned by the directors and executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group is stated as of April 2, 2026.

	Southern Copper Corporation
	Shares of Common Stock	Percent of Outstanding
Director/Executive Officer	Beneficially Owned(a)	Common Stock
Germán Larrea Mota-Velasco	404,126	(b)
Oscar González Rocha(d)	147,224	(b)
Vicente Ariztegui Andreve	10,270	(b)
Javier Arrigunaga Gómez del Campo	4,748	(b)
Enrique Castillo Sánchez Mejorada	600	(b)
Leonardo Contreras Lerdo de Tejada	600	(b)
Edgard Corrales(c)	—
Juan Fernando Nunez Chavez	—
Raúl Jacob Ruisanchez	—
Jorge Lazalde	—
Patricio Ovejas Simon	—
Luis Miguel Palomino Bonilla	1,707	(b)
Carlos Ruiz Sacristán	28,247	(b)
Jose Pedro Valenzuela Rionda	4,748	(b)
Lina Vingerhoets	—
All nominees, directors and executive officers as a group (17 individuals)	602,270

(a)	Information with respect to beneficial ownership is based upon information furnished by each nominee, director or executive officer. All nominees, directors and executive officers have sole voting and investment power over the shares beneficially owned by them.
(b)	Less than 0.5%.
(c)	Mr. Corrales was replaced by Mr. Juan Fernando Nuñez Chavez April 10, 2025.
(d)	As previously disclosed, Mr. Gonzalez Rocha passed away on April 7, 2026.

In addition, the following information is provided in satisfaction of applicable rules of the SEC. Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegación Miguel Hidalgo, Mexico City, C.P. 11000, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

The largest shareholder of Grupo Mexico is EIM, a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, railways, real estate, and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

BENEFICIAL OWNERSHIP OF GRUPO MEXICO
as of December 31, 2025

	Grupo Mexico
	Shares of	Percent of
	Common Stock	Outstanding
Director/Executive Officer	Beneficially Owned	Common Stock(a)
Germán Larrea Mota-Velasco	1,508,070,283	19.03%
Oscar González Rocha(c)	3,932,096	(a)
Vicente Ariztegui Andreve	0
Javier Arrigunaga Gomez de Campo	27,900	(a)
Enrique Castillo Sánchez Mejorada	0
Leonardo Contreras Lerdo de Tejada	160,254	(a)
Edgard Corrales(b)	36,000	(a)
Juan Fernando Nunez Chavez	104,596	(a)
Raúl Jacob Ruisanchez	46,111	(a)
Jorge Lazalde	300,000	(a)
Luis Miguel Palomino Bonilla	0
Carlos Ruiz Sacristán	49,781	(a)
Jose Pedro Valenzuela Rionda	0
Lina Vingerhoets	26,000	(a)
All nominees, directors and executive officers as a group (17 individuals)	1,512,753,021
(a)	Less than 0.5%
(b)	Mr. Corrales was replaced by Mr. Juan Fernando Nuñez Chavez on April 10, 2025.
(c)	As previously disclosed, Mr. Gonzalez Rocha passed away on April 7, 2026.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is currently composed of three independent directors: Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada and Vicente Ariztegui Andreve.

Mr. Palomino Bonilla chaired the Audit Committee in 2025. He was elected to the Board and the Audit Committee on March 19, 2004. Mr. Castillo Sánchez Mejorada was elected to the Board on July 26, 2010. He has served on the Audit Committee since April 18, 2013. Mr. Ariztegui Andreve was elected to the Board on April 25, 2018. He has served on the Audit Committee since July 22, 2021.

Our Board of Directors determined that Messrs. Vicente Ariztegui Andreve, Luis Miguel Palomino Bonilla and Enrique Castillo Sánchez Mejorada are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla and Vicente Ariztegui Andreve are the Audit Committee Financial Experts, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Messrs. Palomino and Ariztegui satisfy the Audit Committee financial expertise requirements of the SEC and the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets these requirements in its business judgment. The Audit Committee met five (5) times in person in 2025, with 100% attendance by all of its members.

On April 25, 2017, the Audit Committee created a subcommittee on related party transactions, composed of three of its members, with the authority to review related party transactions, including material affiliate related party transactions. In 2025, the subcommittee met three (3) times in person and eight (8) times by videoconferences, with 100% attendance by Messrs. Luis Miguel Palomino Bonilla and Vicente Ariztegui Andreve, and 90.91% attendance by Mr. Enrique Castillo Sanchez Mejorada.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website (www.southerncoppercorp.com). The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The last amendment to the Charter of the Audit Committee was approved by the Board of Directors on July 22, 2025.

The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)	reviewed and discussed the consolidated audited financial statements with management and the independent accountants;
(2)

discussed with the independent accountants, Deloitte Touche Tohmatsu Limited (“DTT”), the matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board and the SEC, as amended or supplemented from time to time;

(3)

received the written disclosures and the letters from DTT required by applicable requirements of the Public Company Accounting Oversight Board regarding DTT’s communications with us concerning independence, and has discussed with DTT its independence from us and our management;

(4)

discussed with our internal and independent accountants, DTT, the overall scope and plans of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)

recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC; and

(6)	selected DTT as the Company’s independent accountants for 2026. Such selection is submitted for ratification by you at this Annual Meeting.

The Audit Committee, as of December 31, 2025

Luis Miguel Palomino Bonilla
Vicente Ariztegui Andreve
Enrique Castillo Sánchez Mejorada

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees we were or will be billed by DTT for professional services rendered for the 2025 and 2024 fiscal years, respectively.

Fee Category	2025 Fees	2024 Fees
Audit Fees	$1,712,447	$1,768,222
Audit-Related Fees	$408,726	$729,871
Tax Fees	$461,098	$330,641
All Other Fees	$0	$0
Total Fees	$2,582,271	$2,828,734

Audit Fees

Audit Fees consist of fees for professional services rendered by DTT for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, as well as our subsidiary in Argentina, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, fees for the review of the financial statements included in our quarterly reports on Form 10-Q, and fees for services that are customarily rendered in connection with statutory and regulatory filings, including services in connection with the audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002. For the fiscal years of 2025 and 2024, the Company paid a total of $1,712,447 and $1,768,222, respectively, in Audit Fees.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services provided by DTT, not described above under “Audit Fees,” in connection with the performance of the review and audit of the quarterly and annual financial statements of the Company, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, which amounted to $408,726 in the 2025 fiscal year and $729,871 in the 2024 fiscal year.

Tax Fees

Tax Fees for the 2025 fiscal year consisted of $461,098 for services related to Minera Mexico S.A. de C.V, including review of 2024 annual tax return of subsidiaries of Minera Mexico, review of Minera Mexico tax schedules and review of tax situation (ISSIF) based on article 32-H of the Tax Code, review of VAT recovery computation for MM and subsidiaries, revision of 2024 annual tax return and review ISSIF of OMETEG and Compañía de Terrenos Inv. SLP, tax opinion regarding the discarding of PCNC for the analysis of SPCC’s exports of mineral concentrates for years 2020, 2021, 2022 and 2024; tax compliance review of six METCOBRE's VAT refund applications in 2025, updated tax analysis regarding the withholding tax rate applicable to dividends paid by Minera Mexico, tax compliance review of eight VAT refund requests from METCOBRE incurred in 2025,and attention to two refund requests. Tax Fees for the 2024 fiscal year consisted of $330,641 for services related to Minera Mexico, review of 2023 annual tax return and ISSIF of Compania de Terrenos Inv. SLP, updated tax analysis regarding the withholding tax rate applicable to dividends paid by Minera Mexico; tax support for the restructuring of El Pilar in the Canadian entities: 4394895 Canada Inc., 4394909 Canada Inc., 9329374 Canada Inc.; tax opinion regarding compensation payments made for creditable VAT purposes; tax compliance review of information on 8 METCOBRE VAT refund requests incurred in 2024 and attention of 2 requests; Minera Mexico review of tax situation (ISSIF) based on article 32-H of the Tax Code; annual tax return of the subsidiaries of Minera Mexico, S.A. de C.V.; review of Minera Mexico tax schedules and the review of VAT recovery computation for Minera Mexico and subsidiaries.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and submits formal requests to the Audit Committee for pre-approval of specific projects and service categories to be performed by the independent accountants. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants.

On July 19, 2010, the Audit Committee decided that management could engage the services of the independent accountants for special projects in amounts up to $30,000, provided they would be approved at the next scheduled Audit Committee meeting. Management could only engage the services of the independent accountants for up to two special projects each calendar year, not exceeding $60,000. For services between $30,000 and $60,000, the services would have to be approved by the Chairman of the Audit Committee and would have to be reported to the full Audit Committee at the next scheduled Audit Committee meeting. For services in excess of $60,000, the approval of the entire Audit Committee would be required prior to the engagement. On January 21, 2025, the Audit Committee revised its policy and decided that given the Corporation’s size, operational complexity, and scope of special projects, management would be granted the authority to engage external auditors for special projects up to $100,000. This authority is subject to subsequent approval by the Audit Committee at its next meeting. The Audit Committee specified that management could engage independent accountants for a maximum of two special projects each calendar year, with total fees not exceeding $200,000. Additionally, any fees between $100,000 and $200,000 must be approved by the Chairman of the Audit

Committee and reported to the full Audit Committee at the following meeting. For services exceeding $200,000, prior approval from the Audit Committee is required before engagement. All services provided by DTT in 2025 were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

Our Company was acquired in late 1999 by Grupo Mexico, our indirect majority stockholder, which owns 88.9% of our Common Stock as of December 31, 2025. Because we are a “controlled company,” as defined by the NYSE, we are not required to and we do not have a Compensation Committee comprised entirely by independent directors. Moreover, because we are a controlled company, as defined under Rule 10C-1(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from Rule 10C-1 of such act. During 2025, the Compensation Committee was composed of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our former President and Chief Executive Officer, Leonardo Contreras Lerdo de Tejada, a director and interim Chief Executive Officer, and Enrique Castillo Sánchez Mejorada, an independent director. As previously disclosed, Mr. González Rocha passed away on April 7, 2026.*

The Compensation Committee met once in 2025. The Compensation Committee shall have the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Compensation Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2025 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee, as of December 31, 2025
Germán Larrea Mota-Velasco
Oscar González Rocha*
Enrique Castillo Sánchez Mejorada Leonardo Contreras Lerdo de Tejada

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation approach and the elements of compensation provided to our named executive officers for 2025. The named executive officers for 2025 were Messrs. Oscar González Rocha, Raúl Jacob, Juan Fernando Nunez Chavez, Jorge Lazalde, and Ms. Lina Vingerhoets (the “Named Executive Officers”).

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and other compensation tables, and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

Our Chairman and certain of our other Named Executive Officers, including Mr. Oscar González Rocha, assisted and advised the Compensation Committee with respect to the compensation of our executive officers generally. Messrs. Oscar González Rocha, our former President and Chief Executive Officer; Raúl Jacob, our Vice President, Finance, Chief Financial Officer and Treasurer; Juan Fernando Nunez Chavez, our Vice President, Exploration; Jorge Lazalde, our Secretary; and Ms. Lina Vingerhoets, our Comptroller, do not participate in any discussion relating to their respective compensation.

We are providing, in satisfaction of applicable rules of the SEC, information regarding compensation paid by us, or by one or more of our subsidiaries or affiliates, to our Named Executive Officers. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since

March 2000. As previously disclosed, Mr. Gonzalez Rocha passed away on April 7, 2026. Mr. Raúl Jacob has held various positions with the Company since 1992, primarily focused on financial planning, corporate finance, investor relations and project evaluation, before being appointed as our Comptroller on October 27, 2011, and our Vice President, Finance and Chief Financial Officer on April 18, 2013, after resigning from the Comptroller office. Juan Fernando Nunez Chavez is our Vice President of Exploration since April 2025. Previously, he served as Explorations Manager of Southern Peru Copper Corporation, the Company’s Peruvian branch since 2000. Mr. Lazalde, our Secretary since April 2016, has been a Director, Executive Vice President and General Counsel of Asarco LLC since December 2009 and General Counsel of AMC since October 2015, both subsidiaries of Grupo Mexico. Ms. Lina Vingerhoets has been our Comptroller since April 2016. Previously, she was Assistant Comptroller from April 2015 to April 2016. Ms. Vingerhoets has worked for the Company in various accounting, financial planning, finance, internal control and SEC reporting capacities since 1991.

Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. In 2025, Mr. Larrea has received only fees and stock awards for his services as a member of our Board of Directors.

Compensation Objectives:

Our objectives in compensating our Named Executive Officers are to encourage the achievement of our business objectives and superior corporate performance by our Named Executive Officers. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing stockholder value. The principal objective of our compensation practices is to reward and retain executives with key core competencies critical to our long-term management strategy. We reward results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our Named Executive Officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encourage innovation in our employees, conceptualize key trends, evaluate strategic decisions, and continuously challenge our employees to sharpen their vision and excel in performing their duties. We also reward our Named Executive Officers for achieving the business plans that the Board of Directors has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly in Peru and Mexico.

Why Do We Choose to Compensate Our Executives?

We choose to compensate our employees, including our Named Executive Officers, to grant them basic financial security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our Named Executive Officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law require us to pay salaries to our employees commensurate with each employee’s job requirements, experience and skillset and to share 8% of the annual pre-income tax profits of our Peruvian Branch with our Peruvian employees and 10% of the annual pre-income tax profits of our Mexican operations with our Mexican employees. The salary level of each employee is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our Named Executive Officers. We also provide other Company-sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our Named Executive Officers. The Peruvian 5% increase in monthly salary for every five years of service evolved as a benefit bargained by our labor unions and was later extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including Named Executive Officers working in Peru.

How Do We Determine Each Element of Compensation?

The Company’s management team and Compensation Committee make the decisions to grant salary increases and bonuses for the Named Executive Officers of the Company after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each Named Executive Officer measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers of the Company). In addition, management and the Compensation Committee consider years of service, future challenges and objectives, the potential contributions of each officer to the future success of our Company, total executive compensation, and the Company’s overall financial performance.

When we increase base salaries for our Named Executive Officers, we use a tabulation. The base salary increases take into account the individual’s position, as well as his/her results and job performance in the relevant year. Base salary increases are not granted indiscriminately to employees. Instead, they are granted to reward individuals who facilitate the achievement of the Company’s corporate goals. Our corporate goals include increasing production and lowering costs in a safe environment, maintaining customer satisfaction and market leadership, and enhancing stockholder value.

We promote our Named Executive Officers from within our organization and we hire new executives through recruiters. We also use Human Resources consultants, such as the Hay Group from time to time, which provide us with comparative salary data for the sought position extracted from their database relating to comparable companies in Mexico and Peru. The information provided from time to time by the Human Resources consultants is not customized for the Company. Although our Compensation Committee has the authority and necessary funding to engage compensation and other advisers, it has not engaged such advisers in the period 2022-2025.

The salaries provided by the Human Resources consultants from their database are used by us as an indication of the prevailing market salaries in Peru and Mexico. In Peru, such consultants provide us with salaries, which they report were paid or offered to potential candidates by mining companies operating in Peru. The reports of the Human Resources consultants have included the past salary information from Peruvian companies or Peruvian subsidiaries, such as the following: Xstrata Tintaya, S.A., Minera Yanacocha Peru, Hochschild Mining, plc, Compañía Minera Antamina, S.A., Minera Barrick Misquichilca, S.A., Minsur S.A., Gold Fields La Cima, S.A.A., and Sociedad Minera Cerro Verde, S.A.A. In Mexico, the consultants have provided us with salaries, which they reported were paid or offered to potential candidates by mining companies operating in Mexico. The reports of the Human Resources consultants have included the past salary information from Mexican companies or Mexican subsidiaries, such as the following: Newmont Mining Corporation, Pan American Silver Corporation, Industrias Peñoles, S.A.B. de C.V., Grupo Bacis, S.A. de C.V., Mexicoro, S.A. de C.V., Minera BHP Billiton, S.A. de C.V., and Minera Phelps Dodge de Mexico S. de R.L. de C.V. The above listing is for illustration purposes only, as the list of companies used by Human Resources consultants may vary from year to year. Additionally, we have not made an independent verification of the salary information reported by the Human Resources consultants.

We factor this comparative salary information into our decision-making process by targeting our personnel compensation policies, including the compensation of the Named Executive Officers, generally toward the median and third quartile of market compensation.

In 2023 and 2024, the reported median base salaries for S&P 500 chief executives were $1,200,000 and $1,300,000 respectively. We believe that the median base salary for 2025 will continue the same trend as 2024. Even though we are not one of the constituent companies of the S&P 500 index, we have a market capitalization that would permit us to compare ourselves with the companies that constitute such index. We have compared the 2024 and 2025 salaries of Mr. Oscar González Rocha with the reported median base salaries of S&P 500 chief executives and determined that the salaries paid to him were below the reported median.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law for all salaried employees. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), we may not deduct, with certain exceptions, compensation in excess of $1 million to the Principal Executive Officer, the Principal Financial

Officer and our three other most highly compensated officers (other than the Principal Executive Officer or the Principal Financial Officer) as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives. It is our practice to tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participation. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives. The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of any such bonuses depend, among other things, on our financial performance, our intensive capital investment plan, our projected future cash flow generation from operations, and our liquidity in general. We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The discretionary cash bonus payments granted to our executives and non-executive employees are not based on pre-established performance targets or on targets that have been previously communicated to the executives or the employees. The granting of specific awards and the amount of each award are discretionary and substantially uncertain until we decide to award them. Without limiting this, from time to time, larger discretionary cash bonuses are granted to certain of our Named Executive Officers in recognition of said Named Executive Officers’ performance during the year and to reward them for their leadership, vision and focus.

Disclosure on Result of the Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”):

Every year we provide our Common Stockholders with the opportunity to cast an advisory vote on executive compensation. At our annual meeting of stockholders held on May 23, 2025, 99.41% of the votes cast on said proposal were voted in favor of the proposal. Our Compensation Committee and management team believe this affirms our Common Stockholders’ support of our approach to executive compensation; therefore, no material changes were made to our approach. We will continue to consider the outcome of future advisory votes on executive compensation when making future compensation decisions for the Named Executive Officers. In addition, a substantial majority of the votes cast on the Say-on-Pay frequency vote proposal in 2025 were in favor of holding a Say-on-Pay vote every year, and as a result, we have continued to hold this vote on an annual basis. In addition, a substantial majority of the votes cast on the Say-on-Pay frequency vote proposal were in favor of holding a Say-on-Pay vote every year, and as a result, we will continue to hold this vote on an annual basis.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our Named Executive Officers in Peru in 2025, Messrs. Oscar González Rocha, Raúl Jacob and Juan Fernando Nuñez Chavez, and Ms. Lina Vingerhoets received cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of same depend on numerous factors including, among others, our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Peruvian employee compensation is denominated in Peruvian Soles. We convert the Peruvian Soles into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers in Peru since 2000. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, a stock purchase plan (the “Employee Stock Purchase Plan”) through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value at the date of the grant. Every two years employees are able to acquire title to 50% of the shares paid in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight-year period of the plan. At the end of the eight-year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight-year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the dividends payable with respect to the purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2025.

Grupo Mexico also offers a stock purchase plan for certain members of its executive management and the executive management of its subsidiaries and certain affiliated companies (“Executive Stock Purchase Plan”). Under this plan, participants receive incentive cash bonuses that are used to purchase shares of Grupo Mexico and the shares are deposited in a trust. Mr. Jorge Lazalde received a discretionary cash bonus of $214,617 in 2025, which was used to purchase shares under this plan. This bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Messrs. González Rocha, Jacob, Nuñez Chavez and Ms. Vingerhoets are not covered by our non-contributory retirement plans. Mr. Jacob and Ms. Vingerhoets are covered by the Peruvian private pension system (“AFP”), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Mr. Jacob and Ms. Vingerhoets received a payment of $5,754 and $1,961, respectively, in 2025 pursuant to the requirements of the AFP law. These payments are included in the compensation reported for Mr. Jacob and Ms. Vingerhoets. Mr. Nuñez Chavez is no longer contributing to the Peruvian private pension system.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Peru. Our Named Executive Officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee’s salary for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to an amount equal to one and one-half times his or her monthly salary for each year of service up to a maximum of eight years or the equivalent of twelve months of salary. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as “Compensación por Tiempo de Servicios” (CTS) in Peru and as further described below. Our Named Executive Officers in Peru do not have change of control employment agreements. Our Named Executive Officers in Peru, including Messrs. Jacob and Nuñez Chavez and Ms. Vingerhoets, do not have employment agreements. Mr. Oscar González Rocha, our former Chief Executive Officer, who was an expatriate, had an employment agreement described below.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The term of the employment agreement was one year with an option to extend. In accordance with the terms of the employment agreement, the Company agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha could resign at any time by providing us with 30 days’ notice. The employment agreement also provided that we could dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract. As previously disclosed, Mr. Oscar González Rocha passed away on April 7, 2026, and therefore this agreement was terminated on April 7, 2026.

Discretionary Cash Compensation:

(a)	Base Salary:

Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets received $458,171, $160,2954, $92,841 and $101,090 in 2025 as annual salary, respectively.

The base salaries of Messrs. Jacob, Nuñez Chavez and Ms. Vingerhoets increased 6%, 16.64% and 5% respectively in Peruvian soles in 2025, due to an appreciation of the dollar in foreign exchange conversion, the actual increases in dollars were 11.46%, 22.65% and 10.41% respectively from 2024 to 2025.The Company’s functional currency is the U.S. dollar and salaries, as are all significant portions of our Peruvian operating costs, are denominated in Peruvian Soles. Accordingly, when inflation and the Peruvian currency fluctuations occur, reported salaries can be affected. Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. In general, the base salaries of our Named Executive Officers in Peru follow the guidelines of salaries of other key employees of the Company.

(b)	Bonus:

Messrs. Oscar González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets received a discretionary cash bonus of $103,089, $18,270, $17,729 and $6,331 respectively in 2025 in recognition of their performance and to reward them for their leadership, vision and focus. The amount of the discretionary cash bonus of Messrs. González Rocha, Jacob, Nuñez Chavez and Ms. Vingerhoets is reflected in the Summary Compensation Table under the Bonus column.

Peruvian Mandated Cash Compensation:

(a)	Profit Sharing in the Profits of Our Peruvian Branch:

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all of our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments in Peru where we operate, which include Lima, Arequipa, Moquegua, and Tacna in Peru.

Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets received $386,526, $156,094, $97,710, and $101,613, respectively, in 2025 as participants in the pre-tax earnings of our Peruvian Branch. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Peruvian Legal Holiday and Other Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas. Peruvian law requires the payment of six days’ salary to every employee, including Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets, every year in which May 1 falls on a Sunday or five days’ salary if it falls on a weekday (“Labor Day Bonus”). Peruvian law also requires the payment of a bonus to each salaried and non-salaried employee, including Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets for the celebration of Miners’ Day. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

In 2025, Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets received, $110,871, $42,107, $23,776 and $25,314 as Peruvian Independence holidays, Christmas, Labor Day and Miners’ Day bonuses, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Termination of Employment Compensation or CTS:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment. In 2024, the Congress of Peru passed a law that provided an exception to the CTS rules, which allowed employees to withdraw all or part of their CTS funds through December 31, 2025.

In 2025, we deposited for Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets, $64,149, $23,153, $13,248 and $13,941 , respectively, as CTS compensation. For further details on the Peruvian mandated severance benefits see above under “Severance Benefits.” These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(d)	Peruvian Mandated Company Housing:

Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. González Rocha. No other Peruvian Named Executive Officer enjoys this benefit.

(e)	Peruvian Mandated Family Assistance:

Peruvian law requires that we provide family assistance, which consists of 10% of the legal minimum salary, to all our salaried and non-salaried employees, including Messrs. González Rocha, Jacob and Nuñez Chavez, who are married or have children under the age of 18. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column. No other Peruvian Named Executive Officer enjoys this benefit.

Cash Compensation under Company Sponsored Programs:

(a)	Vacation Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

In 2025, Messrs. Jacob and Nuñez Chavez and Ms. Vingerhoets received $15,652, $8,845 and $9,548 as vacation bonus and travel, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Five Percent Benefit or “Quinquenio”:

We also voluntarily provide to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “Quinquenio.”

In 2025, Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets received $110,725, $48,088, $22,076, and $29,774 as Quinquenio, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Other Company Sponsored Programs:

We provide a small family assistance subsidy mandated by Peruvian law to expatriate employees and certain executives. In 2025, Messrs. González Rocha, Jacob and Nuñez Chavez received minor subsidies under this program which are reflected in the All Other Compensation column in the Summary Compensation Table. Additionally, said column reflects modest Christmas gifts given to all salaried and non-salaried employees, including Messrs. González Rocha, Jacob and Nuñez Chavez and Ms. Vingerhoets.

Other Benefits:

(a)	Company Housing, Medical Benefits and Club Membership:

We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters, and we pay for his business club membership in Lima, Peru. We reflect $36,000 in 2025 for the housing benefit and minor subsidies for medical benefits and a club membership in the Summary Compensation Table under the All Other Compensation column.

(b)Company Provided Car and Driver:

Messrs. González Rocha, Jacob, Nuñez Chavez, and Ms. Vingerhoets and other key salaried employees are provided with a Company car and a driver or a Company car without a driver. We consider that the use of Company cars by Messrs. González Rocha, Jacob, Nuñez Chavez, and Ms. Vingerhoets and by other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

(c)Tax Gross-Up:

We provide certain key employees a cash benefit as reimbursement for the payment of taxes on compensation received under the Stock Purchase Plans of Grupo Mexico. In 2025, Mr. Oscar González Rocha did not receive a tax gross-up payment.

(d)Affiliate Directors’ Fees:

Messrs. González Rocha and Jacob each received $25,200 in 2025 for services as directors of Coimolache S.A. (“Coimolache”), respectively, which is reflected in the Summary Compensation Table under the All Other Compensation column. The Company has a 44.2% participation in Coimolache.

(e)Committee Attendance Fees

Mr. Jacob and Ms. Vingerhoets each received $20,000 and $10,000 in 2025, respectively, for attendance of Audit Committee meetings, which is reflected in the Summary Compensation Table under the All Other Compensation column.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies, as described above.

Our Named Executive Officer in Mexico, Mr. Jorge Lazalde receives cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend on numerous factors, including, among others, our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Mexican employee compensation is denominated in Mexican pesos. We convert the Mexican pesos into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers in Mexico since 2000. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value on the date of grant. Every two years employees are able to acquire title to 50% of the shares paid in the previous two years. The employees pay for shares purchased through monthly payroll deductions over the eight-year period of the plan. At the end of the eight-year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight-year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid.

If the participant has only partially paid for shares, the dividends payable with respect to purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2025.

Grupo Mexico also offers the Executive Stock Purchase Plan for certain members of its, its subsidiaries and certain affiliated companies’ executive management. Under this plan, participants receive incentive cash bonuses which are used to purchase shares of Grupo Mexico and which are deposited in a trust. Mr. Lazalde received a discretionary cash bonus of $214,617 under the Executive Stock Purchase Plan in 2025. This bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Mr. Lazalde, earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. Mr. Lazalde received a contribution under the Mexican pension plan. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column. An employee may choose to retire at age 75 only upon receiving the proper consent of the participating company.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee composed of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Mexico. Our Named Executive Officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our Named Executive Officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a)	Base Salary:

Mr. Lazalde received $234,250 as base salary in 2025. The base salary of Mr. Lazalde increased 4.4% in Mexican pesos in 2025, due to an appreciation of the dollar in foreign currency conversion, there was an actual decrease in dollars of 0.6% from 2024 to 2025.

(b)	Bonus:

Mr. Lazalde received a discretionary cash bonus of $214,617 under the Executive Stock Purchase Plan in 2025 and a discretionary cash bonus $45,238 in recognition of his performance. These bonuses are reflected in the Summary Compensation Table under the Bonus column.

Mexican Mandated Cash Compensation:

(a)	Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires us, as well as all other mining companies in Mexico, to share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee. Mr. Lazalde received $36,597 as compensation for participation in the pre-income tax earnings of our Mexican operations. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Mexican Christmas Bonus:

Mexican law also requires payment each year of at least 15 days salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month’s salary as Christmas bonus. Mr. Lazalde received $20,646 as a Christmas bonus in 2025. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Vacation Compensation:

We provide vacation bonuses for all our salaried employees with at least one completed year of service, including our Named Executive Officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period. Mr. Lazalde received a vacation bonus of $19,296 in 2025. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

Cash Compensation under Company Sponsored Programs:

(a)	Mexican Pension Plan:

We offer our employees of Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. Mr. Lazalde received $7,028 for benefits as employer contributions under our Mexican pension plan in 2025. We reflect these benefits in the Summary Compensation Table under the All Other Compensation column. A more detailed description of the principal features of the Mexican pension plan can be found under “Pension Plan” above.

(b)	Mexican Savings Plan:

We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan. Mr. Lazalde received contributions under our Mexican savings plan, which are reflected in the Summary Compensation Table under the All Other Compensation column.

Other Company Provided Benefits:

(a)	Medical Insurance and Other Benefits:

Mr. Lazalde received minor contributions for medical insurance benefits and food vouchers. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Company Provided Car and Driver:

Mr. Lazalde and other key salaried employees are provided with a Company car and a driver. We consider that the use of Company cars by Mr. Lazalde and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons and is consistent with local practice.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation earned by, awarded to, paid by us, or by one or more of our subsidiaries or affiliates, to Messrs. González Rocha, Jacob, Nuñez Chavez and Lazalde and to Ms. Vingerhoets for services rendered in all capacities to us for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023. Mr. Germán Larrea Mota-Velasco, our Chairman, received no compensation from us in 2025, 2024 and 2023 for services other than as a director.

Summary Compensation Table(a)

Gross Annual Compensation

				All Other
Name and Principal Position	Year	Salary	Bonus(c)	Compensation(d)	Total
Oscar González Rocha(b)	2025	$458,171	$103,089	$737,370	$1,298,630
President and CEO	2024	$435,718	$48,413	$724,246	$1,208,377
	2023	$436,857	$98,873	$635,385	$1,171,116
Raúl Jacob	2025	$160,295	$18,270	$336,515	$515,080
Vice President Finance and CFO	2024	$151,179	$16,798	$290,898	$458,875
	2023	$151,575	$—	$257,074	$408,649
Juan Fernando Nuñez Chavez	2025	$92,841	$17729	$166,122	$276,692
Vice President, Exploration	2024	$—	$—	$—	$—
	2023	$—	$—	$—	$—
Julian Jorge Lazalde	2025	$234,250	$259,855	$89,794	$583,898
Secretary	2024	$235,703	$93,523	$87,034	$416,260
	2023	$224,458	$130,079	$88,714	$443,251
Lina Vingerhoets	2025	$101,090	$6,331	$194,083	$301,504
Comptroller	2024	$92,456	$—	$160,427	$252,883
	2023	$92,697	$—	$143,694	$236,391
(a)	Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Soles and Mexican pesos. We convert the Peruvian soles and Mexican pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate in 2025 for Peruvian soles was 3.57 Soles for each U.S. dollar. The average rate in 2025 for Mexican pesos was 19.22 Mexican pesos for each U.S. dollar.
(b)	As previously disclosed, Mr. Gonzalez Rocha passed away on April 7, 2026.
(c)	The $259,855 cash bonus amount of Mr. Jorge Lazalde in 2025 reflects the $214,617 cash bonus paid under the Executive Stock Purchase Plan.
(d)	All Other Compensation for Mr. González Rocha consists mainly of:
(i)	Cash Compensation Mandated by Peruvian Law:
●	$386,526 in 2025 as profit sharing in the profits of our Peruvian Branch;
●	$110,871 in 2025 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
●	$64,149 in 2025 as termination of employment or CTS; and
●	Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
●	$110,725 in 2025 as five percent benefit or Quinquenio; and
●	2025 Compensation under other Company sponsored programs.
(iii)	Other Benefits:
●	$36,000 for the use of our corporate Lima residence and minor subsidies for medical benefits and a business club membership in 2025.

(iv)	Affiliate Director’s Fees:
●	$25,200 in 2025 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Raúl Jacob consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
●	$156,094 in 2025 as profit sharing in the profits of our Peruvian Branch;
●	$42,107 in 2025 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
●	$23,153 in 2025 as termination of employment or CTS; and
●	Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
●	$15,652 in 2025 as vacation bonus and travel;
●	$48,089 in 2025 as five percent benefit or Quinquenio; and
●	2025 Compensation under other Company sponsored programs.
(iii)	Affiliate Director’s Fees:
●	$25,200 in 2025 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.
(iv)	Audit Committee Meeting Attendance Fees:
●	$20,000 in 2025 for attendance of Audit Committee meetings.

All Other Compensation for Mr. Fernando Nuñez Chavez consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
●	$ 97.710 in 2025 as profit sharing in the profits of our Peruvian Branch;
●	$23,776 in 2025 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
●	$13,248 in 2025 as termination of employment or CTS; and
●	2025 Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
●	$8,845 in 2025 as vacation bonus and travel;
●	$22,076 in 2025 as five percent benefit or Quinquenio; and
●	2025 Compensation under other Company sponsored programs.

All Other Compensation for Mr. Jorge Lazalde consists mainly of:

(i)	Cash Compensation Mandated by Mexican Law:
●	Mexican Christmas bonus of $20,646 in 2025;
●	Mexican vacation bonus of $19,296 in 2025; and
●	$36,597 Compensation in 2025 as profit participation.

(ii)	Cash Compensation Under Company Sponsored Programs:
●	2025 contributions under our Mexican pension and health plans;
●	2025 contributions under our Mexican savings plan; and
●	2025 Compensation under other Company programs, consisting of food vouchers.
(iii)	Audit Committee Meeting Attendance Fees
●	$10,000 in 2025 for attendance of Audit Committee meetings.

All Other Compensation for Ms. Vingerhoets consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
●	$101,613 in 2025 as profit sharing in the profits of our Peruvian Branch;
●	$25,314 in 2025 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
●	$13,941 in 2025 as termination of employment or CTS.
(ii)	Cash Compensation Under Company Sponsored Programs:
●	Vacation bonus and travel compensation in 2025;
●	$29,774 in 2025 as five percent benefit or Quinquenio; and
●	2025 Compensation under other Company sponsored programs.
(iii)	Audit Committee Meeting Attendance Fees
●	$10,000 in 2025 for attendance of Audit Committee meetings.

Outstanding Equity Awards at Fiscal Year-End

No options to purchase shares in the Company or other equity incentive awards have been granted since 2000. No options, equity awards or equity-based awards were outstanding on December 31, 2025. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Stock Vested at Fiscal Year-End

No options were exercised since 2000. No stock award vested as of December 31, 2025.

Retirement Plans

See descriptions above under “Pension Plans.”

Severance Benefits

As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law, as applicable.

INSIDER TRADING ARRANGEMENTS AND POLICY

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Securities Law Compliance Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees and designated contractors, which we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us.

HEDGING POLICY

The Securities Law Compliance Policy includes specific provisions regarding hedging transactions, which are strongly discouraged due to their complex nature and unique insider trading risks. Any board member, officer, employee, or agent covered by the Policy who wishes to enter into hedging or monetization transactions (such as zero-cost collars) must first obtain pre-clearance from the General Counsel, Secretary or Assistant Secretary of SCC at least two weeks prior to executing any related documents, including a detailed justification for the proposed transaction. It is strongly recommended that individuals consult with their broker/financial advisor and tax advisor before pursuing such arrangements. A copy of our Securities Compliance Policy, including any amendments thereto, was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended 2025.

OPTIONS POLICY

During the year ended December 31, 2025, the Corporation did not grant awards of stock options, stock appreciation rights or similar option-like instruments and does not have a current practice of doing so. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006. Accordingly, it does not have a policy on the timing of awards of such instruments in relation to the disclosure of material nonpublic information. In the event the Corporation determines to grant new awards of such instruments, the Board expects to evaluate appropriate steps to take in relation to the foregoing. Southern Copper Corporation has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

CLAWBACK POLICY

In accordance with Section 10-D of The New York Stock Exchange Listed Company Manual and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, in 2023 the Board of Directors adopted a policy for the recovery of erroneously awarded incentive-based compensation (i.e., Clawback Policy) to provide for the recovery of erroneously awarded incentive-based compensation paid to Executive Officers in certain circumstances. This policy enables the Company to recoup incentive-based compensation paid to Executive Officers based on erroneously prepared financial statements due to fraud or misconduct, to the extent that such executive’s incentive compensation was based on the misstated financial statements. The Company adopted the Clawback Policy as required by the applicable rules and is providing this information for compliance purposes only. The Company does not utilize financial performance-based measures to compensate its Executive Officers.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Act, we are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the total annual compensation of the employees of Southern Copper Corporation, not including the CEO (“median employee”); (ii) the total annual compensation of the CEO; and (iii) the ratio of the total annual compensation of the CEO to the amount of the median employee’s total annual compensation.

Based on the methodology described below, the total annual compensation of the median employee for 2025 was $47,246 and the total annual compensation of our CEO was $1,298,630. As a result, the calculated ratio of our CEO's total annual compensation to the median employee’s total annual compensation for fiscal year 2025 is 27.49 to 1.

We used our entire global employee population, other than the CEO, as of a determination date of December 31, 2025, to estimate the median employee. To identify the Company’s median employee, we used a Consistently Applied Compensation Measure (CACM) of annual base salary for 2025 with values converted into U.S. dollars based on the average monthly exchange rate for 2025. We compiled annual base salary data for all employees and then selected our median employee from a group of employees with a salary within +/-1% of the median employee under the CACM. Our median employee is a full-time, hourly employee based in Mexico. After identifying the median employee, we calculated the total annual compensation for this employee using the same methodology we use for our named executive officers as disclosed in the Summary Compensation Table.

Our pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules based on our payroll and employment records and the methodology described above. In light of the various different methodologies, assumptions, adjustments and estimates that companies apply as permitted under the SEC rules to determine the ratio, and because workforce demographic can vary across companies, our reported pay ratio may not be comparable to the pay ratio reported by other publicly traded companies. There have been no changes that we reasonably believe would significantly affect the pay ratio disclosure set forth herein.

PAY vs. PERFORMANCE

In 2023, the SEC adopted final rules requiring public companies to provide, starting with our 2023 proxy statement, a Pay versus Performance disclosure. The following Pay versus Performance table (the “PVP Table”) provides the disclosure regarding executive compensation for our principal executive officer through 2025, Mr. Oscar Gonzalez Rocha (“PEO”) and our Named Executive Officers (“Non-PEO” “NEOs”) and the Company’s financial performance for the fiscal years 2025, 2024, 2023, 2022 and 2021 (each of 2025, 2024, 2023, 2022 and 2021, a “Covered Year”).

The following table discusses Total Compensation as calculated in the Summary Compensation Table (“SCT”) and Compensation Actually Paid (“CAP”) in accordance with SEC rules for Mr. Oscar Gonzalez Rocha, our former CEO in 2025 and the average of both compensation measures for our NEOs for the Covered Years. Additionally, the PVP Table discloses the selected peer group, as well as the Company’s net income, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025. The PVP Table also provides information about the results for certain measures of financial performance during each of the Covered Years.

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the PVP Table and related information for compliance purposes only. Neither the Compensation Committee nor the executives of the Company directly use the information contained in the PVP Table or the related disclosures as presented when making compensation decisions. Because we do not link executive compensation actually paid to the Company’s financial performance, we have not included any financial performance measures in the PVP Table or related disclosures below.

					Value of Initial Fixed $100 Investment Based on
Year	Summary Compensation Table Total for Oscar Gonzalez Rocha(5)	Compensation Actually Paid to Oscar Gonzalez Rocha(3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEO's(4)	Total Shareholder Return(1)	Peer Group Total Shareholder Return(2)	Net Income (in millions)
2025	$1,298,630	$1,298,630	$419,294	$419,294%	64.8%	82.6	$4,334.90
2024	$1,208,377	$1,208,377	$374,629	$374,629%	11.2%	-5.2	$3,376.80
2023	$1,171,116	$1,171,116	$358,855	$358,855%	49.1%	20.1	$2,425.20
2022	$1,220,954	$1,220,954	$313,312	$313,312%	3.5%	11.5	$2,638.50
2021	$1,462,085	$1,462,085	$359,650	$359,650%	-0.3%	34	$3,397.10
1.	The comparison of total shareholder returns assumes that $100 was invested on December 31 of the prior year in Southern Copper Corporation and that dividends were reinvested when paid.
2.	The selected peer group is the S&P Metals and Mining Select Industry Index, which is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K.
3.	To calculate Compensation Actually Paid (“CAP”) for the PEO on the PVP Table, there were no actuarial changes in pension value, pension related adjustments or equity award adjustments to report. Therefore, no adjustments were required to be made to the SCT total in accordance with SEC methodology for determining CAP for the PEO for each year shown.
4.	To calculate CAP for the Non-PEOs NEO’s on the PVP Table, there were no actuarial changes in pension value, pension related adjustments or equity award adjustments to report. Therefore, no adjustments were required to be made to the SCT total in accordance with SEC methodology for determining CAP for the Non-PEOs NEO’s for each year shown.
5.	As previously disclosed, Mr. Gonzalez Rocha passed away April 7, 2026.

The following graph further illustrates the relationship between the Company’s total shareholder return and that of the S&P Metals and Mining Select Industry Index for the period indicated.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. Based on the Compensation Committee’s review of our incentive compensation practices and discussions of the concept of risk as it relates to our compensation policies and practices, we have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company. For more information regarding our compensation policies and practices, see the section entitled “Compensation Discussion and Analysis” beginning on page 13.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Germán Larrea Mota-Velasco and Leonardo Contreras Lerdo de Tejada, our directors representing Grupo Mexico, are executive officers and/or directors of Grupo Mexico or its affiliates. During 2025, Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, and Enrique Castillo Sánchez Mejorada were on the Compensation Committee of the Board of Directors. See also “Related Party Transactions.”

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act, require that the Company’s stockholders be given the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s Named Executive Officers in the Summary Compensation Table. The Compensation Discussion and Analysis begins on page 13 of this proxy statement. As discussed thereunder, the Board of Directors believes that the Company’s long-term success depends, in large measure, on the talents of the Company’s employees. The Company’s compensation practices play a significant role in the Company’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Company’s compensation system are to comply with the requirements of Peruvian and Mexican laws, to fit with the Company’s goals and objectives and to retain its key executives and reward them appropriately for their positive results. The compensation of the Company’s Named Executive Officers is in line with the compensation of other key employees of the Company. Additionally, the compensation of Mr. Oscar González Rocha, our former Chief Executive Officer, is below the reported compensation of other chief executive officers of companies with comparable market capitalization.

The proposal for a non-binding advisory vote on executive compensation provides stockholders with the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this is an advisory vote, it will not be binding upon the Company, its Board of Directors, or its Compensation Committee. However, the Company, its Board of Directors, and its Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements to the extent they can determine the cause or causes of any significant negative voting results. The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” the proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

The Board of Directors recommends that stockholders vote FOR approval of this resolution.

RELATED PARTY TRANSACTIONS

In 2025, we entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air and railroad transportation, construction services, energy supply, and other products and services related to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

Grupo Mexico, our ultimate parent and our majority indirect stockholder, and its affiliates, provide various services to us directly or indirectly through subsidiaries. In 2025, these services were primarily related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative, and other support services. We paid Grupo Mexico Servicios S.A. de C.V. and AMMINCO Apoyo Administrativo, S.A. de C.V. (“AMMINCO”), both subsidiaries of Grupo Mexico, for these services. The total amount paid by us to AMMINCO and Grupo Mexico Servicios for such services in 2025 was $32.6 million. We expect to continue to pay for these support services in the future.

In 2025, our Mexican operations paid $48.1 million for freight services provided by Ferrocarril Mexicano, S.A. de C.V., and our Peruvian and Mexican operations paid $69.9 million in 2025 for engineering and construction services provided by Grupo Mexico Servicios de Ingenieria S.A. de C.V. and Mexico Compañia Constructora, S.A. de C.V., all subsidiaries of Grupo Mexico.

In 2012, the Company signed a power purchase agreement with Mexico Generadora de Energía S. de R. L. (“MGE”), whereby MGE will supply some of the Company’s Mexican operations with power through 2032. MGE has two natural gas-fired combined cycle power generating units, with a net total capacity of 516.2 megawatts, and has been supplying power to us since December 2013. In 2025, MGE supplied 11.5% of its power output to third-party energy users; compared to 20.2% in 2024. In 2025, our Mexican operations paid $207.0 million for power supplied by MGE and received $47.6 million from MGE for natural gas and services.

In 2014, Mexico Generadora de Energía Eolica S. de R.L. de C.V., an indirect subsidiary of Grupo Mexico, located in Oaxaca, Mexico, acquired Eolica el Retiro S.A.P.I. de C.V. (“Eolica El Retiro”), a windfarm with 37 wind turbines. This company started operations in January 2014 and began to sell power to Industrial Minera Mexico, S.A. de C.V. and subsidiaries (“IMMSA”) and other subsidiaries of Grupo Mexico in the third quarter of 2014. In 2025, Eolica El Retiro supplied approximately 16.5% of its power output to IMMSA and Mexcobre, both subsidiaries of the Company; compared to 25.5% in 2024. Our Mexican operations purchased power from Eolica El Retiro for $2.9 million in 2025.

In 2020, the Company signed a power purchase agreement with Parque Eolico de Fenicias, S. de R.L. de C.V. (“Parque Eolico de Fenicias”), an indirect subsidiary of Grupo Mexico, located in Nuevo Leon, Mexico. This contract commits to supply 611,400 MWh of power per year to some of the Company´s Mexican operations for 20 years. This agreement started in the third quarter of 2024. In 2025, Parque Eolico de Fenicias supplied approximately 98.1% of its power output to IMMSA; compared to 58.6% in 2024. Our Mexican operations purchased power from Parque Eolico de Fenicias for $41.1 million in 2025.

In 2025, the Company’s Mexican operations purchased $71.5 million in copper concentrates, starter sheets, cathodes, bars and tolling fees from Asarco LLC, a subsidiary of Grupo Mexico. In 2025, the Company sold $51.8 million in copper starter sheets, sulfuric acid and lime, also received fees for transportation and administrative services that were provided to Asarco LLC.

In 2025, the Company donated $0.5 million to Fundacion Grupo Mexico, A.C., an organization dedicated to promoting the social and economic development of the communities close to the Company’s Mexican operations.

The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including transportation, aviation, entertainment and real estate. The Company engages in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to the lease of office space, air transportation and entertainment services.

In 2025, we paid to Mexico Transportes Aereos S.A. de C.V. (“Mextransport”) $2.6 million for aviation services provided to our Mexican operations. In 2025, the Company’s Mexican operations paid $0.7 million and $0.4 million to Boutique Bowling de Mexico S.A de C.V. and Operadora de Cinemas S.A. de C.V. for entertainment services, respectively. These companies are controlled by the Larrea family. In addition, in 2025 the Company received $0.1 million and $0.1 million from Mextransport, and Operadora de Cinemas S.A. de C.V., respectively, for building rental and maintenance services provided by our Mexican operations. Additionally, in 2025 the Company’s Mexican operations received $2.3 million from Mextransport for reimbursement of maintenance expenses for rental services. In 2025, we received $0.3 million from Empresarios Industriales de Mexico S.A. de C.V. for security services.

In 2025 we did not have purchase or sales activities with companies having relationships with our executive officers.

The Company has a 44.2% participation in Compañia Minera Coimolache S.A. (“Coimolache”), which it accounts for on the equity method. Coimolache owns Tantahuatay, a gold mine located in the northern part of Peru. Messrs. Gonzalez Rocha and Jacob are directors of Coimolache. In addition, the Company has a 30.0% participation in Apu Coropuna S.R.L. (“Apu Coropuna”), which accounts for the equity method. Apu Coropuna is a company, which undertakes exploration activities in the Pucay prospect, located in Arequipa, Peru. The exploration results were not favorable; consequently, the Company is evaluating selling its participation in this company.

Asarco LLC, a subsidiary of Grupo Mexico, and AMC, the parent of the Company, employ Oscar González Barron, the son of Oscar González Rocha, our former Chief Executive Officer. Mr. González Barron holds the position of Chief Financial Officer at Asarco LLC and received $47,856 as his base salary along with other employment benefits that are standard for employees of Asarco LLC at that management level in 2025. Mr. Oscar González Barron holds the office of Corporate Director of Administration and Internal Control at AMC and received $201,351 as his base salary and $39,338 as a bonus in 2025, along with other employment benefits that are standard for employees of AMC at that management level. Mr. Oscar González Rocha was not involved in the recruiting or hiring of Mr. Oscar González Barron by Asarco LLC or AMC, nor in any decision affecting Mr. González Barron’s compensation at Asarco LLC or at AMC. Mr. Oscar González Barron’s compensation was established by Asarco LLC and AMC, respectively, in accordance with their compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

It is anticipated that in the future we will enter into similar transactions with such parties.

The Audit Committee reviewed the 2025 related party transactions reported in this proxy statement and did not object to any of them. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and adopted a written policy for related party transactions on January 24, 2007, and amended it on February 23, 2007, and on April 24, 2008. During 2025, it was our policy that the Audit Committee shall review all related party transactions. Related parties were those defined as such by the SEC. We are required to report all related party transactions in our filings with the SEC and as required by accounting requirements.

Article Nine of our Certificate specifically states: “The Corporation shall not engage in any Material Affiliate Transaction unless it has been the subject of prior review by a committee of the Board of Directors with at least three members, each of whom is an Independent Director (any such committee, an “Affiliate Transactions Committee”). For purposes of this ARTICLE NINE, a “Material Affiliate Transaction” shall mean any transaction, business dealing or material financial interest in any transaction, or any series of related transactions, between Grupo México or one of its affiliates (other than the Corporation or any of the Corporation’s subsidiaries), on the one hand, and the Corporation or one of the Corporation’s subsidiaries, on the other hand, that involves consideration of more than $10,000,000 in the aggregate.”

During 2025, our policy provided that the Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

Additionally, during 2025, the policy provided that in transactions where a senior officer is related to any of our goods or services provider, the Chairman of the Audit Committee is delegated the authority to approve the transaction, unless it exceeds an aggregate consideration of more than $500,000. In the latter case, prior approval of the Audit Committee members is required.

During 2025, our policy provided that in reviewing a related party transaction the Audit Committee had to consider all of the relevant factors surrounding the transaction, including:

(1)	whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;
(2)	whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;
(3)

whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)

whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)	whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or
(6)

whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro-rata basis.

During 2025, Management reported all related party transactions to the Audit Committee at each meeting, including material transactions. On April 25, 2017, the Audit Committee created a subcommittee of related party transactions, composed of three of its members, with the authority to review related party transactions, including material affiliate related party transactions. Material related party transactions are reported to the full Board of Directors. During 2025, our policy provided a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to the same.

During the second half of 2019, at the direction of the Audit Committee and with the input of the subcommittee of related party transactions, management undertook to revise our internal policies and procedures to establish channels of reporting and review and approval requirements for related party transactions. This revised policy was developed to complement our existing practices covering related party transactions, including the Audit Committee’s policy described above. While the revised policy addressed the subject of related party transactions and the potential conflict of interest they present generally, a particular focus of the revised policy is to assist our employee base to identify potential transactions described by Article Nine of our Certificate as early as possible and establish a chain of internal reporting to help ensure that we do not engage in any Material Affiliate Transaction (as defined in Article Nine of our Certificate) unless that transaction has been the subject of prior review by a committee of three independent members of our Board of Directors. This revised policy was approved by our Board of Directors at its meeting on February 20, 2020.

As an example of the revised policy’s enhanced control functions, related party transactions with consideration between $8,000,000 and $10,000,000 are to be pre-approved by our General Counsel and Chief Financial Officer. If the General Counsel and Chief Financial Officer have any questions about the consideration amount, they may refer a proposed related party transaction to the committee of three independent directors for consideration.

CONTROLLED COMPANY EXCEPTION TO NYSE RULES

A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” is not required to comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nominating/corporate governance committees.

We are a controlled company as defined by the rules of the NYSE. Grupo Mexico owns indirectly 88.9% of our stock as of December 31, 2025, and controls the voting power for the election of directors. We have relied upon the exemptions to the corporate governance rules of the NYSE, and thus neither our Compensation Committee nor our Corporate Governance and Disclosure Committee are comprised entirely of independent directors. We have three special independent directors nominated by the Special Nominating Committee: Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada and Carlos Ruiz Sacristán. Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo and Jose Pedro Valenzuela Rionda are our fourth, fifth and sixth independent directors. At its meetings on January 22, 2026, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán, Vicente Ariztegui Andreve, Enrique Castillo Sánchez Mejorada, Javier Arrigunaga Gomez del Campo and Jose Pedro Valenzuela Rionda are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters, and Code of Ethics

We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Corporate Governance and Disclosure, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, comptroller, all other officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our website at www.southerncoppercorp.com. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller, director, and other persons performing similar functions as required by the NYSE rules.

Chief Executive Officer Transition

On April 7, 2026, Oscar Gonzalez Rocha, our President and Chief Executive Officer passed away unexpectedly. In the ordinary course of business, the Board actively reviews the Company’s plan for executive succession to ensure continuity of management. Following Mr. Gonzalez’s death, the Board appointed Leonardo Contreras Lerdo de Tejada, a Director of the Company and Chief Financial Officer and General Director of Americas Mining Corporation, to serve as the Interim Chief Executive Officer. The Board has not approved any changes to Mr. Contreras Lerdo de Tejada’s compensation in connection with his appointment as Interim Chief Executive Officer. If and when the Company enters into or amends any material compensatory arrangement with Mr. Contreras Lerdo de Tejada in connection with his appointment, the Company will disclose the material terms thereof, as required by Item 5.02(e) of Form 8-K. The Board is in the process of seeking a permanent Chief Executive Officer in accordance with the Company’s internal succession planning.

Board Leadership Structure

The Board of Directors believes that its current leadership structure, in which the roles of Chairman and Chief Executive Officer are separated, best serve the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, including its oversight of management, and the Company’s overall corporate governance. Mr. Germán Larrea Mota-Velasco is the Chairman of our Board of Directors and Mr. Oscar González Rocha, the former President of the Company, was our Chief Executive Officer. Following the unexpected passing of Mr. Oscar González Rocha, Mr. Leonardo Contreras Lerdo de Tejada was appointed as Interim Chief Executive Officer on April 16, 2026. This structure is optimal because it provides two leaders for the Company and it allows our CEO to focus on managing the business, while our Chairman drives accountability at the Board level, resulting in a more effective organization.

Risk Oversight Process

Executive management of the Company, with the assistance of internal audit and other management committees and key personnel reviews periodically the Company’s risk management process, including operational, legal, financial, governmental, environmental, corporate governance, credit, cybersecurity, and liquidity risk matters. Additionally, executive management reports to the Audit Committee significant risk findings and the Audit Committee then reports such findings to the entire Board of Directors. The Board of Directors has the ultimate oversight role to monitor how executive management manages the material risks associated with the Company’s operations.

It is the competence of the Audit Committee to review and discuss with executive management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Additionally, the Board’s Corporate Governance and Disclosure Committee’s duties include overseeing and reviewing periodically with the Chief Executive Officer, the Chief Financial Officer, the proper officers, employees, and committees of the Company, the internal and external auditors, and the Audit Committee the effectiveness of the Company’s disclosure controls and procedures, internal controls, and risk assessments, and the quality and adequacy of the disclosures that the Company makes in the periodic reports it files with the SEC. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Oversight of Cybersecurity Process

The Board of Directors is responsible for global oversight of our strategic and operational risks. The Audit Committee assists the Board of Directors with this responsibility by overseeing the Company’s risk management strategies with respect to cybersecurity and data security risks and disclosures. Our information security strategy is led by the Technology and Information Security Director (“TISD”) and the Information Security Subdirector (“ISD”), with support from the Chief Information Security Officer (“CISO”) of Grupo Mexico. Our TISD reports periodically to the Audit Committee on risk assessment that highlight cybersecurity risks and cybersecurity risk and anti-fraud mitigation actions, including the status of projects to strengthen our security systems and improve incident readiness, existing and emerging threat landscapes, and results of third-party assessments. The Audit Committee, in turn, reports its findings to the full Board of Directors. The Board receives additional support from our holding company AMC, through the AMC Productivity Committee and AMC Risk Committee, which convene several times a year for information security and cybersecurity matters.

Our Approach to Environmental, Social and Governance

We recognize the importance of effective integration and management of key environmental, social and governance (“ESG”) matters and we are committed to continue to align our sustainability programs with leading practices. We believe that a strong ESG performance is imperative to our long-term success and our ability to deliver shared value to our stakeholders.

Our sustainability strategy seeks to achieve responsible production practices at our operations while maintaining our core values of occupational health and safety, human capital development and transparent disclosures. In the Corporate Sustainability Assessment 2025 (“CSA”) of S&P Global, which publishes an annual performance review of the sustainability practices of 13,000 companies from across the globe, SCC’s sustainability rating rose four points in 2025, placing the Company among the leaders in the Mining and Metals sector’s performance rankings, with a rating that is more than twice the industry’s average. This is our sixth consecutive year in the MILA Pacific Alliance category of the Dow Jones’s Best-in-Class Index, and our first year included in its Emerging Markets category.

Environment

Southern Copper Corporation is committed to meeting the needs of future generations by promoting inclusive, sustainable development that benefits all and to continually improve our environmental performance. We promote best environmental practices across our operations to support the transition to a green economy. All our operations maintain ISO 14001 environmental management certifications and in 2025, all our units passed follow-up audits, retaining their ISO 14001 certifications.

We are committed to preserving the environment by implementing measures that generate positive biodiversity impacts. As set out in the Company’s Environmental Policy, we have developed biodiversity management plans aligned with the International Council on Mining and Metals Good Practice Guidance for Mining and Biodiversity. These plans strengthen our ability to implement effective mitigation measures and help preserve and improve the environment at our operations.

To strengthen environmental risk management, we created an Internal Committee for Review of Tailings Systems to improve oversight, safety management and communication between operations and executive leadership. These measures support alignment with the ICMM’s Global Industry Standard on Tailings Management. To maintain high water recovery levels at our tailings dams, we perform compartmentalization actions within our tailings impoundments and use amphibious equipment to prevent tailings stagnation. These actions reduce evaporation and the residence time of tailings, while raising water recovery to over 70% of total tailings/water inflow to the dams from concentrator plants.

We have also advanced our biodiversity protection efforts. Since 2023, the Buenavista del Cobre Environmental Management Unit has maintained a Wildlife Habitat Council certification, recognizing our contributions to prevent the extinction of the Mexican grey wolf. These initiatives have significantly increased populations of this critically endangered species their natural habitat in Mexico. Going forward, we will continue to collaborate with institutions and authorities to advance the common good in the regions in which we operate.

Health and Safety

The safety, health and well-being of our employees are the bedrock of SCC’s values and remain our highest priorities. We are committed to providing a safe, healthy work environment for employees, contractors and suppliers at our facilities or in adjacent areas. Workplace safety is paramount and a shared responsibility; all personnel must follow established policies and procedures to protect themselves and our facilities.

Strong operating discipline and robust preventive safety culture drove a 14% reduction in employee lost-time injuries in 2025, compared to 2024, outperforming comparable rates reported across the mining sector. In 2025, the La Caridad Unit’s SX-EW Plant, was honored with the Mexican Mining Chamber’s (“Camimex”) “Silver Helmet” award for the “Metallurgical Plants with up to 500 workers” during the opening ceremony of the XXXVI International Mining Convention, recognizing it as one of Mexico’s safest operations.

We have reaffirmed our commitment to ISO-certified occupational health and safety management systems: all SCC units passed follow-up audits and retained ISO 45001 certification in 2025. This progress advances our pursuit of the “The Copper Mark” accreditation for responsible copper production.

We are rolling out a Behavioral Safety Program across all SCC’s units to promote safe practices, leverage human behavior for compliance and encourage proactive, mutually supportive vigilance among employees, with the goal of strengthening safe behaviors and reducing accident rates at our operations. We are also implementing a Critical Risk Registry to manage environmental and safety risks, enabling identification, prevention, mitigation, and remediation of accidents at our operations that could affect personnel safety and community relationships.

Human Capital and Community Outreach

Southern Copper Corporation prioritizes being a good neighbor to the communities near our operations. By working together, we collaborate on shared social and economic development goals and support the United Nations’ Sustainable Development Goals. We base community engagement on transparency and trust, and aim to build lasting relationships.

Our Community Development model has three key components: 1) Responsible coexistence, which promotes positive and healthy relationships with neighboring communities through open ongoing communication channels for addressing complaints and concerns; 2) Economic development: which focuses on sharing economic value generated by our operations with the community, and 3) Human development, which enhances the skills of community members to empower them as the primary drivers of local progress.

Our primary tool for fostering responsible coexistence is the Support and Attention Center, a grievance mechanism for external stakeholders active at 100% of our sites and resolving complaints in an average of nine days.

In relation to economic development, we trained 1,219 people in mining communities in 2025, including 829 people in employment, 390 people in regional vocational and productive skills and 368 local businesses to support the development of small and medium mining suppliers. In addition, we invested $25.2 million in social infrastructure in Mexico and Peru. In Mexico, we finished the Urban Improvement and Safe Pedestrian Crossings in Esqueda, Sonora and began the construction of a sports center in Nacozari, Sonora. In Peru, we continue to prioritize collaboration with the government to close social infrastructure gaps through the Works for Taxes mechanism, with the awarding of four projects in the education and health sectors. This performance was recognized by the government with the “OXI Raymi 2025” Award, highlighting the Company’s contribution to the country’s sustainable development.

During the year, progress was made on the development of more than ten technical studies and the beginning of strategic infrastructure projects, including studies for the creation of a research center and specialized laboratories in Arequipa, as well as urban road improvement works in Mirave, Tacna. In addition, two infrastructure projects were completed in Tacna and Moquegua: the construction of the municipal slaughterhouse in Cairani and the improvement of the La Ronda irrigation canal (Stage II) in La Capilla, benefiting more than 1,200 residents in rural areas.

We consolidated the Youth Orchestras and Choirs program promoted by SCC, benefiting 2,042 students across 16 communities in Mexico and Peru and held 105 artistic performances in 2025. In collaboration with the San Luis Potosí Arts Center and the Potosino Institute of Arts, we presented photographic exhibitions, workshops and appreciation conferences as part of the “Fotovision” International Festival and the 433rd anniversary of the founding of the city of San Luis Potosí in Mexico.

Climate Change

We recognize the urgency of tackling climate change and are committed to supporting the objectives of the Paris Agreement, protecting the environment, reducing the environmental footprint of our operations, and effectively managing climate-related risks and opportunities. We understand that climate change will influence our strategy in multiple ways, and we aim to align it with global business trends demanding products with lower carbon footprints. Our focus is on continuously enhancing the responsible use of natural resources while adhering to legal standards for preventing, mitigating, controlling and remediating environmental impacts.

To improve our performance on climate-related issues, we have embarked on a multi-year effort to align our climate change disclosures with the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD). Since 2020, Grupo Mexico’s Sustainable Development Report has included a section about climate-related risks and opportunities, in which it is described that over the medium and long term, extreme climate events such as droughts or rainfalls might intensify. It also mentions the actions we have undertaken to mitigate any potential effects derived from these events, and how we plan to adapt our operations.

Additionally, detailed information is provided about new short, medium and long-term Scope 1 and 2 climate targets, strategy and governance mechanisms, and emissions and energy metrics based on Sustainability Accounting Standards Board (“SASB”) standards. Additionally, since 2023 the report includes Scope 3 targets and preliminary capital allocation data for decarbonization projects.

As part of our emission reduction initiatives, as of August 2024, we began receiving renewable energy from the Fenicias wind park, operated by Grupo Mexico Infraestructura. As of December 2025, the wind park is fully operational and we estimate that it is supplying its full capacity to our mining operations, and consequently SCC will avoid CO2 emissions of approximately 250,000 tonnes per year, which is equivalent to 7% of our carbon footprint. Additionally, in the first quarter of 2025, for a second consecutive year, we received clean energy certificates from one of our electricity suppliers in Peru, indicating that all the electrical energy consumed in Peru in 2024 was derived from renewable sources, and we expect to receive the 2025 certificates in the first half of 2026. Consumption of renewable electrical energy at our operations increased from 23% to 36% in 2024, and we expect this indicator to be even higher in 2025, once we receive the certificates. Therefore, we have already met our 2027 target of deriving 25% of our electricity from renewable sources.

The execution of our climate strategy has markedly improved our performance in several external climate evaluations. In the S&P Global through the Corporate Sustainability Assessment (“CSA”), in which we have participated since 2020, we earned a climate governance score of 100 out of 100 in 2025, a 10-point increase from 2024, confirming the progress we have made in recent years. This excellent rating recognized the publication of our Climate Policy and the Board-level Sustainability Committee’s ongoing oversight of our climate change strategy, which evaluates management of the risks and opportunities associated with climate change. For a second consecutive year, we scored 100 in the Task Force on Climate-related Financial Disclosures (“TCFD”) category in 2025, which assesses management and disclosure of financial risks and opportunities related to climate change.

For a third consecutive year, the investor-led Climate Action 100+ initiative recognized our efforts to develop a roadmap for emissions reductions and rated us in full compliance with the TCFD category.

We have participated in the Carbon Disclosure Project (“CDP”) annual Climate Change assessment since 2016 and completed our first Water Security assessment in 2022. For the 2024 questionnaires, we received a “B” rating for both, the third highest score of eight levels, which is one level above the mining sector and the North American regional averages.

In 2026, we will explore implementing an internal carbon price and update our 2021 scenario analysis to identify emerging risks and assess future financial impacts from climate-related risks and opportunities.

The Copper Mark

With a preventive focus and an eye on minimizing risks, we are proactively implementing the International Council on Mining and Metals (“ICMM”) Global Industry Standard on Tailings Management across our main operations. Our four open-pit mines in Mexico and Peru have earned The Copper Mark accreditation for compliance with the Global Industry Standard on Tailings Management set forth by the ICMM. This accreditation confirms that best international practices are followed, giving authorities, neighboring communities and other stakeholders confidence in the safety of our operations.

Human Rights

We are committed to enforcing the United Nations Guiding Principles on Business and Human Rights. We maintain policies and procedures that serve as a guide to our employees, and a Code of Business Conduct for suppliers, contractors and relevant business partners, which contain several human rights provisions.

We maintain a human rights’ due diligence process to identify, prevent, mitigate, and remediate adverse impacts on community human rights. It has the following three main components:

1)	Participatory Social Diagnosis to allow communities to raise human rights concerns,
2)	Social Management Plans that define actions to address those concerns, and
3)	Service and Attention Center (“SAC”), a mechanism developed with guidance from the United Nations Office of the High Commissioner for Human Rights in Mexico that allows communities to communicate their concerns to us immediately.

SCC also maintains a human rights due diligence process to protect the rights of employees and contractor staff. Work environment surveys, complaint hotlines, and the due diligence process support compliance with our General Human Rights Policy. We are implementing a Strategic Workplace Plan, focused on capacity building; communication campaigns; revising of human resources processes to increase inclusivity and equity; and making physical workplace adjustments to address women’s needs.

Board Oversight of ESG

The Board of Directors is highly engaged with management on the evolution of SCC’s ESG practices, reporting and oversees the assessment of ESG risks as part of the development of our overall long-term strategy. ESG oversight is allocated to the Board’s Sustainability Committee, which was created to assist the Board in fulfilling its oversight and reporting responsibilities relating to environmental, corporate social responsibility and sustainability matters relevant to the Corporation. The Sustainability Committee oversees our ESG initiatives in support of organizational development and our corporate responsibility strategy and goals and supports the Board in developing and monitoring the Company’s compliance with on-going commitments to best practices. The scope of the Sustainability Committee’s activities include all matters related to ESG, including the health and safety of our employees and contractors, environmental issues regarding biodiversity, water and land management, our commitment to community-based development and human rights. The Committee manages our efforts to implement and promote best ESG practices and is responsible for reviewing the sustainable development goals of the Company, evaluating the effectiveness of the strategies and compliance with the Company’s commitments for responsible production to become a leader in sustainable mining.

Executive Session of Non-Management Directors

In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board of Directors meetings. Only independent directors attend the executive sessions of non-management directors. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s website at www.southerncoppercorp.com.

COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance and Disclosure Committee

The primary functions of the Corporate Governance and Disclosure Committee are (a) to consider and make recommendations to the Company’s Board of Directors concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board of Directors corporate governance principles, (c) to oversee the evaluation of the Board of Directors and management, and (d) to oversee and review compliance with the disclosure and reporting standards of the Company that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the SEC, the NYSE and equivalent authorities in the countries in which the Company operates, as well as in other public communications that it regularly makes. The Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards. Additionally, the Chief Executive Officer and the Chief Financial Officer are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting. It is also the purpose of the Corporate Governance and Disclosure Committee to assist the Audit Committee in the performance of its responsibilities. Because we are a controlled company as defined by the NYSE we do not have a Corporate Governance and Disclosure Committee comprised entirely of independent directors. During 2025, the Committee was composed of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, and Leonardo Contreras Lerdo de Tejada. The Committee met one time in 2025.

The Corporate Governance and Disclosure Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance and Disclosure Committee, to the extent permitted by law. The Corporate Governance and Disclosure Committee has the authority to delegate its authority to one or more members of the Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Corporate Governance and Disclosure Committee at its next meeting. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board of Directors. The Company does not have any other nominating committee. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

The Special Nominating Committee consists of three directors, two “Special Designees” and one “Board Designee.” The current Special Designees are Luis Miguel Palomino Bonilla and Carlos Ruiz Sacristán (each an “Initial Member”) and the current Board Designee is Leonardo Contreras Lerdo de Tejada. The Board Designee is selected annually by the Board of Directors. The Special Designees are selected annually by the members of the Board of Directors who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the Special Nominating Committee will be necessary for the adoption of any resolution or the taking of any action.

Our Certificate provides that the minimum number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

The Special Nominating Committee has nominated Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada and Carlos Ruiz Sacristán as special independent directors. Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo and Jose Pedro Valenzuela Rionda are our fourth, fifth, and sixth independent directors. At its meeting on January 22, 2026, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo and Jose Pedro Valenzuela Rionda are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

The Special Nominating Committee met two times in 2025. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary (see “Proposals and Nominations of Stockholders” below).

The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

●	consider and recruit candidates to fill the positions on the Board of Directors allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board of Directors as a whole;
●	apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;
●	review and consider candidates from all sources;
●	conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;
●	recommend the special independent director nominees for approval by the Board of Directors and you;
●	fill any vacancy created by the removal, resignation or retirement from the Board of Directors of any special independent director; and
●	evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board of Directors

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

The Sustainability Committee

The Board of Directors established the Sustainability Committee to assist the Board in fulfilling its oversight and reporting responsibilities relating to environmental and corporate social responsibility and sustainability matters relevant to the Corporation. The primary functions of the Sustainability Committee are to support the Board of Directors in developing and monitoring the Company’s compliance with on-going commitments to the environment, health and safety, communities, human rights, sustainability and corporate social responsibility (“Sustainable Development"), as well as monitoring compliance with the Company’s commitment to be a leader in sustainable mining. The Sustainability Committee primarily oversees risk management and opportunities related to the following key areas:

●	Health and safety of workers, contractors, and facilities as well as internal prevention programs and preventive measures to protect the communities surrounding the Company’s operations.
●	Environmental issues, including biodiversity, waste, water and land management, climate change and remediation.
●	Community-based development, including social and community development programs, donations, relationships with indigenous communities, and educational centers sponsored by the Company, among other related activities.
●	Human rights, due diligence, community assistance programs, and inclusivity and equity.
●	Socio-political issues, including contributions to national and regional socio-economic development, permits and licenses, and land access.
●	Corporate governance by identifying opportunities and best practices.
●	Responsible sourcing, including development of local suppliers and talent mitigation of social and environmental risks associated with suppliers and contractors and conduct due diligence and oversee the supply chain processes.

Pursuant to its Charter, the duties and responsibilities of the Sustainability Committee are as follows:

1.	Review and suggest periodic adjustments to the Sustainable Development policies.
2.	Review the Sustainable Development goals of the Company, suggest adjustments to such goals to the Board and monitor the Company's compliance and progress towards its relevant strategic objectives.
3.	Evaluate the effectiveness of corporate strategies, initiatives, and practices to address emerging trends and stakeholders' concerns regarding Sustainable Development.

4.	Evaluate the performance and compliance of the Company's commitments to responsible production including, but not limited to, the Copper Mark framework.
5.	Monitor the use of resources for the fulfillment of the Sustainable Development objectives and responsibilities of the Committee.
6.	Management of Sustainable Development risks.
7.	Evaluate the effectiveness of processes and controls to identify, assess and mitigate Sustainable Development risks, particularly critical risks.
8.	Review critical incident reports and ensure adequate responses to the same.
9.	Coordinate efforts for risk management within Sustainable Development with the Audit Committee of the Company and ensure the reporting of the same to the Board.
10.	Oversee the appointment and removal, as the case may be, of auditors in charge of developing the Sustainable Development Report.
11.	Evaluate and follow up with the findings identified by the auditors.
12.	Evaluate the effectiveness of Environmental, Social, and Governance (“ESG”) disclosures and, as the case may be, submit recommendations for improvement to the Board.

The Committee is comprised of three independent directors appointed by the Board and a Secretary. During 2025, the Committee was composed of Messrs. Vicente Ariztegui Andreve (Chairman), Miguel Palomino, Enrique Castillo Sanchez Mejorada. The Committee met four times in 2025. The Sustainability Committee has broad authority to act upon any relevant matter it deems necessary to carry out its oversight duties and performs any special projects as directed by the Board. The Committee also undergoes an annual self-assessment and periodically evaluates the adequacy of this Charter. The Committee reports regularly to the Board on the topics discussed by the Committee and on the results of its annual self-assessment.

COMPENSATION OF DIRECTORS

2025 Director Compensation Table

	Fees Earned	Stock	Stock	Stock	Stock
	or Paid in	Awards	Awards	Awards	Awards
Name	Cash ($)	$	$	$	$	Total
Germán Larrea Mota-Velasco	$52,000	$36,548	$34,504	$37,220	$55,316	$215,588
Oscar González Rocha(e)	—	—	—	—	—	—
Vicente Ariztegui Andreve	$130,000	$36,548	$34,504	$37,220	$55,316	$293,588
Javier Arrigunaga Gómez del Campo	$52,000	$36,548	$34,504	$37,220	$55,316	$215,588
Enrique Castillo Sánchez Mejorada	$124,000	$36,548	$34,504	$37,220	$55,316	$287,588
Leonardo Contreras Lerdo de Tejada	$52,000	$36,548	$34,504	$37,220	$55,316	$215,588
Luis Miguel Palomino Bonilla	$130,000	$36,548	$34,504	$37,220	$55,316	$293,588
Carlos Ruiz Sacristán	$52,000	$36,548	$34,504	$37,220	$55,316	$215,588
Jose Pedro Valenzuela Rionda	$52,000	$36,548	$34,504	$37,220	$55,316	$215,588
(a)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the January 29, 2025 grant date, which was $91.37.
(b)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the April 17, 2025 grant date, which was $86.26.
(c)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the August 4, 2025 grant date, which was $93.05.
(d)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the November 4, 2025 grant date, which was $138.29.
(e)	As previously disclosed, Mr. Oscar Gonzalez Rocha passed away April 7, 2026.

Each non-employee director receives compensation in the amount of $20,000 per year and $13,000 for attendance in person at each meeting of the Board. Commencing with the second quarter of 2021, the $20,000 annual cash compensation is paid quarterly and conditioned upon the attendance of each Board meeting by the directors. For committee attendance the fee is $6,000. If the participation at the Board is by telephone conference, the compensation is $1,000 for each meeting. All directors are reimbursed by us for all meeting-related expenses.

We have a Directors’ Stock Award Plan which entitles our non-employee directors (“Eligible Directors”) to an award of 1,600 shares of Common Stock upon election to the Board of Directors and are eligible to receive 1,600 additional shares of Common Stock per year thereafter. Commencing with the second quarter of 2021, each Eligible Director receives quarterly awards of 400 Shares, contingent upon such director’s attendance at every Board meeting for that quarter. Additionally, commencing with the first quarter of 2026, each Eligible Director is granted an additional 200 Shares, contingent upon their attendance of all Board meetings for the year. The fair value of the award is measured each year as of the date of each grant. The award is not subject to vesting requirements. The information set forth below reflects the shares of our Common Stock granted under the Directors’ Stock Award Plan outstanding and held by each of the directors as of December 31, 2025.

Southern Copper Corporation

Shares of Common
Stock Beneficially
Owned
Germán Larrea Mota-Velasco	35,766
Oscar González Rocha(a)	1,212
Vicente Ariztegui Andreve	12,800
Javier Arrigunaga Gómez del Campo	4,000
Enrique Castillo Sánchez Mejorada	9,200
Leonardo Contreras Lerdo de Tejada	8,800
Luis Miguel Palomino Bonilla	15,814
Carlos Ruiz Sacristán	26,674
Jose Pedro Valenzuela Rionda	4,000

(a)	As previously disclosed, Mr. Gonzalez Rocha passed away on April 7, 2026.

ATTENDANCE OF DIRECTORS

The Board of Directors met four times at its regularly scheduled meetings in 2025, with 100% attendance by all directors.

During 2025 each member of the Board of Directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period on which they served as a director) and (ii) the total number of meetings and videoconferences held by all committees of the Board of Directors for which they served in 2025.

We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar González Rocha, our Chief Executive Officer, chaired the 2025 annual meeting of stockholders and Mr. Andres C. Ferrero, our General Counsel, recorded the minutes of the meeting and Messrs. Leonardo Contreras Lerdo de Tejada and Vicente Ariztegui Andreve, both Directors, attended the meeting.

COMMUNICATIONS WITH DIRECTORS

You or other interested persons wishing to write to our Board of Directors or a specified director or committee of the Board, including our non-management directors or independent directors, should send correspondence to our Secretary or Assistant Secretary at Southern Copper Corporation, 7310 North 16th Street, Suite 135, Phoenix, AZ 85020, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, C.P. 15038, Peru, or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegacion Miguel Hidalgo, Mexico City, C.P. 11000, Mexico.

All communications so received from you or other interested parties will be forwarded to the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. This process will assist the Board of Directors in reviewing and responding to communications in an appropriate manner. The Board of Directors has instructed our Corporate Secretary to review such correspondence and, at his discretion, to not forward items he deems to be commercial or frivolous in nature, or otherwise inappropriate for the Board’s consideration.

DELINQUENT SECTION 16 (a) REPORTS

Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and owners of more than ten percent of our Common Stock were complied with in 2025, with the exception of Messrs. Vicente Ariztegui Andreve, Leonardo Contreras Lerdo de Tejada, and Carlos Ruiz Sacristán, whom filed two late reports, Mr. German Larrea Mota-Velasco, who filed one late report reporting directors stock awards and Mr. Luis Miguel Palomino Bonilla, who filed one late report for a sale transaction on June 10, 2025.

APPROVAL OF MANAGEMENT PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals:

PROPOSAL TO ELECT EIGHT DIRECTORS

The Board of Directors has nominated and recommends that you vote in favor of the election of Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga Gomez del Campo, Enrique Castillo Sánchez Mejorada, Leonardo Contreras Lerdo de Tejada, Germán Larrea Mota-Velasco, Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán and Jose Pedro Valenzuela Rionda as directors of the Company to represent you until their respective successors shall have been duly elected.

A plurality of the votes cast by you is required for the election of the eight directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. Broker non-votes will not be counted in determining the outcome of the election of the eight director nominees at the Annual Meeting on May 29, 2026. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

Galaz, Yamazaki, Ruiz Urquiza S.C. is a member firm of Deloitte Touche Tohmatsu Limited, a private company limited by guarantee incorporated in England and Wales. Deloitte Touche Tohmatsu’s Global Energy and Resources practice provides comprehensive, integrated solutions to the electric power, oil and gas, mining, and water sectors through its member firms around the world. These solutions address the range of challenges energy and resources companies face as they adapt to a changing regulatory environment, to political, economic and market pressure and to technological development. Deloitte and Touche LLP, a subsidiary of Deloitte LLP, and a member of Deloitte Touche Tohmatsu Limited, were our independent accountants for the year ended December 31, 2025. Galaz, Yamazaki, Ruiz Urquiza S.C. have been our independent accountants since 2009.

The Board of Directors recommends that you ratify the selection by the Audit Committee of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for the calendar year 2026. To the Audit Committee’s knowledge, neither Galaz, Yamazaki, Ruiz Urquiza S.C. nor any of its members have any direct or material indirect financial interest in us or our subsidiaries other than for services rendered to the Company as described in this proxy statement. A representative of Galaz, Yamazaki, Ruiz Urquiza S.C. will have an opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement. Because brokers have discretionary authority to vote on the ratification of the appointment of independent accountants, we do not expect any broker non-votes in connection with this proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s objectives in compensating its Named Executive Officers are to encourage the achievement of its business objectives and superior corporate performance by its Named Executive Officers. The principal objective of the Company’s compensation practices is to reward and retain executives with key core competencies, which are critical to its long-term management strategy. The Company believes that its executive compensation practices align compensation with its business values and strategy. The Board of Directors recommends that you vote in favor of the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is not intended to cover any specific item of compensation, but rather the overall compensation of our Named Executive Officers. As an advisory vote, this proposal is not binding. However, the Compensation Committee and the Board intend to consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” the proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS FOR NEXT YEAR’S MEETING

Under SEC rules, proposals of stockholders intended to be presented at our 2027 annual meeting of stockholders must be received by us at our principal executive office in the United States (7310 North 16th Street, Suite135, Phoenix, AZ 85020, USA) by December 28, 2026, to be considered for inclusion in our proxy statement and form of proxy.

In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary or Assistant Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2027 annual meeting of stockholders must be received by us by February 28, 2027, but not before January 29, 2027 (unless the date of the 2027 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2026 meeting).

OTHER INFORMATION

We are not aware of any other matters to be presented for consideration or action by the stockholders at the meeting. If, however, any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters. The cost of soliciting proxies in the accompanying form will be borne by us. Broadridge Financial Solutions, Inc., has been employed to render some services for a net fee, plus reasonable out-of-pocket expenses, to be paid by us. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation
Jorge Lazalde
Secretary

Phoenix, Arizona, April 17, 2026

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V85633-TBD ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1. Election of Directors. 2. Ratify the Audit Committee's selection of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2026. 3. Approve by, non-binding vote, executive compensation. 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. SOUTHERN COPPER CORPORATION The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Germán Larrea Mota-Velasco 1b. Vicente Ariztegui Andreve 1c. Javier Arrigunaga Gomez del Campo 1d. Enrique Castillo Sánchez Mejorada 1e. Leonardo Contreras Lerdo de Tejada 1f. Luis Miguel Palomino Bonilla 1g. Carlos Ruiz Sacristán 1h. Jose Pedro Valenzuela Rionda For Withhold For Against Abstain SCAN TO VIEW MATERIALS & VOTEw SOUTHERN COPPER CORPORATION 7310 NORTH 16TH ST. SUITE 135 PHOENIX, AZ 85020 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SCCO2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V85634-TBD Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. SOUTHERN COPPER CORPORATION Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held May 29, 2026. The undersigned hereby appoints RAUL JACOB and JORGE LAZALDE, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held virtually on May 29, 2026, at 9:00 A.M., Mexico City Time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting. Holders of Common Stock are entitled to elect eight directors at the meeting. Please refer to the Proxy Statement for details. PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you wish to attend the meeting and vote your shares in person visit www.virtualshareholdermeeting.com/SCCO2026. The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors, FOR Proposals 2 and 3. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. (Continued and to be marked, dated and signed, on the other side)